Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AMAZON.COM, INC.,

GRAPEFRUIT ACQUISITION SUB I, INC.,

GRAPEFRUIT ACQUISITION SUB II, LLC

and

GLOBALSTAR, INC.

Dated as of April 13, 2026

Exhibit A — Definitions	A-1
Exhibit B — Form of Surviving Corporation Certificate of Incorporation	B-1
Exhibit C — Form of Surviving Entity Limited Liability Company Agreement	C-1
Exhibit D — Form of Written Consent	D-1

v

Index of Defined Terms

Acceptable Confidentiality Agreement	A-1
Acquisition Sub I	A-1
Acquisition Sub I Board	A-1
Acquisition Sub II	A-1
Acquisition Sub II Board	A-1
Action	A-1
Adverse Recommendation Change	A-1
Affiliate	A-1
Affiliate Transaction	A-1
Agreement	A-1
ANFR	A-1
Anti-Corruption Laws	A-1
Antitrust Laws	A-1
Author	A-1
BDT & MSD	A-1
Blue Sky Laws	A-2
Book-Entry Shares	A-2
Business Day	A-2
Canceled Shares	A-2
Cash Consideration	A-2
Cash Election	A-2
Cash Election Number	A-2
Cash Election Shares	A-2
Certificate of Designation	A-2
Certificates	A-2
Clean Team Agreement	A-2
Closing	A-2
Closing Date	A-2
Closing Year Annual Bonus	A-2
Closing Year Annual Bonus Payment	A-2
Code	A-2
Collective Bargaining Agreement	A-2
Company	A-2
Company 401(k) Plans	A-2
Company Benefit Plan	A-3
Company Board	A-3
Company Bylaws	A-3
Company Capitalization Listing Date	A-3
Company Certificate of Incorporation	A-3
Company Common Stock	A-3
Company Data	A-3
Company Director Option	A-3
Company Director Restricted Stock	A-3
Company Disclosure Letter	A-3

Company Equity Awards	A-3
Company ESPP	A-3
Company Fundamental Representations	A-3
Company IP Agreements	A-4
Company Lease	A-4
Company Material Adverse Effect	A-4
Company Material Contract	A-5
Company Option	A-5
Company Performance Restricted Stock Units	A-5
Company Permits	A-5
Company Preferred Stock	A-5
Company Recommendation	A-5
Company Related Parties	A-5
Company Restricted Stock Unit	A-6
Company Satellite	A-6
Company SEC Documents	A-6
Company Software	A-6
Company Special Committee	A-6
Company Termination Fee	A-6
Company Unvested Option	A-6
Company Unvested Restricted Stock	A-6
Company Unvested Restricted Stock Units	A-6
Company Vested Option	A-6
Company Vested Restricted Stock	A-6
Company Vested Restricted Stock Units	A-6
Company Warrant	A-6
Competing Proposal	A-6
Confidentiality Agreement	A-6
Consent	A-6
Continuing Employees	A-6
Contract	A-6
control	A-7
Current ESPP Offering Period	A-7
D&O Indemnified Parties	A-7
Data Protection Requirements	A-7
DGCL	A-7
DLLCA	A-7
DTC	A-7
Earth Station	A-7
Effect	A-7
Election Deadline	A-7
Election Form	A-7
Election Form Record Date	A-7
Environmental Laws	A-7
ERISA	A-7
Excess Shares	A-7

Exchange Agent	A-7
Exchange Fund	A-7
Exchange Ratio	A-8
Existing D&O Insurance Policies	A-8
Expenses	A-8
FCC	A-8
FCPA	A-8
First Certificate of Merger	A-8
First Effective Time	A-8
First Merger	A-8
Foreign Investment Law	A-8
Foreign Plan	A-8
Fraud	A-9
GAAP	A-9
Government Bid	A-9
Government Contract	A-9
Governmental Authority	A-9
Governmental Authorization	A-9
Hazardous Materials	A-9
Holder	A-9
HSR Act	A-9
Information Security Program	A-10
Information Statement	A-10
Insurance Policies	A-10
Intellectual Property Rights	A-10
Intended Tax Treatment	A-10
Intervening Event	A-10
IRS	A-10
IT Assets	A-11
ITU	A-11
ITU Radio Regulations	A-11
Key Terms Agreement	A-11
Knowledge	A-11
Law	A-11
Leased Real Property	A-11
Letter Agreement	A-11
Lien	A-11
Mailing Date	A-11
Majority Stockholder	A-11
Malicious Code	A-11
Material Telecommunications Permits	A-12
Maximum Cash Share Number	A-12
Maximum D&O Amount	A-12
Merger Consideration	A-12
Mergers	A-12
Nasdaq	A-12

NISPOM Rule	A-12
No Election Shares	A-12
Notice of Intervening Event	A-12
Notice of Superior Proposal	A-12
Open Source License	A-12
Option Payment	A-12
Order	A-12
Owned IP Rights	A-12
Owned Real Property	A-12
Parent	A-12
Parent 401(k) Plan	A-12
Parent Benefit Plans	A-12
Parent Board	A-12
Parent Common Stock	A-13
Parent Fundamental Representations	A-13
Parent Material Adverse Effect	A-13
Parent Measurement Price	A-14
Parent Organizational Documents	A-14
Parent Related Parties	A-14
Parent SEC Documents	A-14
Parent Stock Exchange	A-14
Parent Subsidiary	A-14
Parent Termination Fee	A-14
PCLs	A-14
Per Share Adjustment Amount	A-14
Per Share Cash Consideration	A-14
Per Share Value	A-14
Permitted Lien	A-15
Person	A-15
Personal Data	A-15
Post-Closing KTA Amendment	A-15
Process	A-15
Processed	A-15
Processing	A-15
PSU Payment	A-15
Registered IP Rights	A-16
Registration Statement	A-16
Release	A-16
Representatives	A-16
Required Governmental Authorizations	A-16
Requisite Stockholder Approval	A-16
Restricted Stock Payment	A-16
RSU Payment	A-16
Sanctioned Person	A-16
Sanctioned Territory	A-16
Sanctions	A-16

Satellite and Communications Law	A-16
SEC	A-17
Second Certificate of Merger	A-17
Second Effective Time	A-17
Second Merger	A-17
Secretary of State	A-17
Securities Act	A-17
Security Breach	A-17
Share Issuance	A-17
Software	A-17
Source Code	A-17
SRC	A-17
Stock Consideration	A-17
Stock Election	A-17
Stock Election Shares	A-17
Sub-Processor	A-18
Subsidiary	A-18
Superior Proposal	A-18
Support Agreement	A-18
Supporting Stockholders	A-18
Surviving Corporation	A-18
Surviving Entity	A-18
Tail Coverage	A-18
Takeover Statutes	A-18
Tax	A-18
Tax Returns	A-18
Taxes	A-18
Team Telecom	A-18
Telecommunications Permits	A-18
Telecommunications Regulatory Authority	A-19
Termination Date	A-19
Third Party	A-19
Top Customer	A-19
Top Supplier	A-19
Trade Control Laws	A-19
Trade Secrets	A-19
Trademarks	A-19
Treasury Regulations	A-19
U.S.	A-19
United States	A-19
Unpaid Dividends	A-19
WARN Act	A-19
Warrant Amendment Agreements	A-19
Warrant Notional Common Shares	A-20
Willful Breach	A-20
Written Consent	A-20

x

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 13, 2026 (this “Agreement”), is made by and among Amazon.com, Inc., a Delaware corporation (“Parent”), Grapefruit Acquisition Sub I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub I”), Grapefruit Acquisition Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Acquisition Sub II”), and Globalstar, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, in December 2018, the board of directors of the Company (the “Company Board”) duly established the Globalstar, Inc. Strategic Review Committee (the “SRC”);

WHEREAS, on August 23, 2025, the SRC established a special subcommittee of the SRC consisting only of independent and disinterested directors (the “Company Special Committee”) to, among other things, evaluate, consider, review, oversee the negotiation of, approve, reject and (if applicable) recommend to the SRC and the Company Board for approval or rejection any strategic alternatives available to the Company, including a potential business combination transaction, sale of the Company or other similar strategic transaction;

WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), (i) Acquisition Sub I shall merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct wholly owned subsidiary of Parent (the “Surviving Corporation”), and (ii) immediately following the First Merger, the Surviving Corporation shall merge with and into Acquisition Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Acquisition Sub II surviving the Second Merger as a direct wholly owned subsidiary of Parent (the “Surviving Entity”);

WHEREAS, the Company Special Committee has unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (iii) recommended that the SRC and the Company Board (a) approve and declare advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and (b) determine that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders and (iv) recommended that the Company Board (a) direct that this Agreement be submitted to the Company’s stockholders for their adoption and (b) resolve, subject to the terms and conditions of this Agreement, to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Mergers;

WHEREAS, the SRC, acting upon the unanimous recommendation of the Company Special Committee, has unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the Company Board (a) approve and declare advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, (b) determine that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (c) direct that this Agreement be submitted to the Company’s stockholders for their adoption and (d) resolve, subject to the terms and conditions of this Agreement, to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Mergers;

WHEREAS, the Company Board, acting upon the unanimous recommendation of each of the Company Special Committee and the SRC, has unanimously (i) authorized the execution and delivery of this Agreement, and approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that this Agreement be submitted to the Company’s stockholders for their adoption and (iv) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Mergers;

WHEREAS, the board of directors of Acquisition Sub I (the “Acquisition Sub I Board”) and the board of managers of Acquisition Sub II (the “Acquisition Sub II Board”) have unanimously (i) authorized the execution and delivery of this Agreement, and declared advisable and approved the consummation of the transactions contemplated hereby, including the Mergers, (ii) directed that this Agreement be submitted for consideration by Acquisition Sub I’s sole stockholder and Acquisition Sub II’s sole member, as the case may be, and (iii) resolved to recommend that the sole stockholder of Acquisition Sub I and the sole member of Acquisition Sub II adopt and approve this Agreement and approve the transactions contemplated hereby, including the Mergers;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) authorized the execution and delivery of this Agreement and (ii) approved this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the issuance of shares of Parent Common Stock (as defined in Section 5.2(a)) in connection with the transactions contemplated by this Agreement (the “Share Issuance”);

WHEREAS, each of Parent, Acquisition Sub I, Acquisition Sub II and the Company desires to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, including the Mergers, and also to prescribe various conditions to the Mergers;

WHEREAS, the Company is party to that certain Key Terms Agreement, by and between Customer Parent (as defined therein) and the Company, dated as of October 21, 2019, (as amended from time to time, and including any agreements related thereto, the “Key Terms Agreement”);

WHEREAS, in connection with the execution and delivery of this Agreement, (i) Parent and Customer Parent have entered into a definitive agreement, which provides for, among other things, certain amendments to the Key Terms Agreement (the “Post-Closing KTA Amendment”), with such amendments to be effective only upon, and conditioned upon, the consummation of the Mergers and (ii) the Company and Customer Parent have entered into a letter agreement (the “Letter Agreement”), which provides for, among other things, the waiver of certain rights by Customer Parent under the Key Terms Agreement until the earlier to occur of the First Effective Time and the termination of this Agreement pursuant to Section 8.1;

WHEREAS, in connection with the execution and delivery of this Agreement, each holder of a warrant to purchase shares of Company Common Stock (each, a “Company Warrant”) has entered or has agreed to enter into a Warrant Amendment Agreement with the Company (collectively, the “Warrant Amendment Agreements”), pursuant to which, among other things, such holders have agreed that each Company Warrant shall be exercised, to the extent then vested and unexercised, on a “cashless basis” immediately prior to the First Effective Time, subject to the terms and conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, stockholders of the Company affiliated with the Majority Stockholder (the “Supporting Stockholders”) are entering into the Stockholder Support Agreement with Parent (collectively, the “Support Agreement”), pursuant to which, among other things, the Supporting Stockholders have agreed to deliver the Written Consent to the Company no later than twenty-four hours after the execution and delivery of this Agreement; and

WHEREAS, the parties intend that, for U.S. federal income tax purposes, (i) the Mergers shall be treated as part of a single integrated transaction, (ii) the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Exhibit A.

ARTICLE II

THE MERGERS

Section 2.1           The Mergers.

(a)          Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the First Effective Time, Acquisition Sub I shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub I shall cease, and the Surviving Corporation shall continue under the name “Globalstar, Inc.” as the surviving corporation of the First Merger and a direct, wholly owned Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware.

(b)          Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLCA, immediately following the First Effective Time, the Surviving Corporation shall be merged with and into Acquisition Sub II, whereupon the separate existence of the Surviving Corporation shall cease, and the Surviving Entity shall continue as the surviving entity of the Second Merger and a direct, wholly owned Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware.

(c)          In connection with the Mergers, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock to permit the issuance of shares of validly issued, fully paid and nonassessable shares of Parent Common Stock to the holders of shares of Company Common Stock as of the First Effective Time in accordance with the terms of this Agreement.

Section 2.2           The Closing. Subject to the provisions of Article VII, the closing of the Mergers (the “Closing”) shall take place by electronic exchange of documents at 8:00 a.m. (New York City time) on a date to be jointly specified by Parent and the Company, but no later than the third (3rd) Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3           Effective Times; Effects.

(a)          Concurrently with the Closing, the Company and Parent shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with the relevant provisions of the DGCL and any other applicable Law of the State of Delaware and make all other filings, recordings or publications required under the DGCL in connection with the First Merger. The First Merger shall become effective on the date and time at which the First Certificate of Merger has been duly filed with the Secretary of State or such other date and time as may be agreed to by Parent, Acquisition Sub I and the Company and as set forth in the First Certificate of Merger in accordance with the DGCL (such date and time hereinafter referred to as the “First Effective Time”).

(b)          Immediately following the First Effective Time, Parent shall cause a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to be executed and filed with the Secretary of State in accordance with the relevant provisions of the DLLCA and DGCL and any other applicable Law of the State of Delaware and make all other filings, recordings or publications required under the DGCL and DLLCA in connection with the Second Merger. The Second Merger shall become effective on the date and time at which the Second Certificate of Merger has been duly filed with the Secretary of State or such other date and time as may be agreed to by Parent and the Company and as set forth in the Second Certificate of Merger in accordance with the DLLCA and DGCL (such date and time being hereinafter referred to as the “Second Effective Time”), provided that the Second Effective Time shall be immediately after the First Effective Time.

(c)          The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA, as applicable.

Section 2.4           Certificate of Incorporation and Bylaws; Certificate of Formation and Limited Liability Company Agreement.

(a)          Effective as of the First Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the First Effective Time, shall be amended and restated in its entirety to read as set forth in Exhibit B to this Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until the Second Effective Time. Effective as of the First Effective Time, the bylaws of Acquisition Sub I, as in effect immediately prior to the First Effective Time, shall be the bylaws of the Surviving Corporation until the Second Effective Time, except that references to the name of Acquisition Sub I shall be replaced by references to the name of the Surviving Corporation.

(b)          Effective as of the Second Effective Time, the certificate of formation of Acquisition Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter changed or amended as provided therein and by applicable Law. Effective as of the Second Effective Time, the limited liability company agreement of Acquisition Sub II, as set forth in Exhibit C to this Agreement and as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Entity until, subject to Section 6.6, thereafter changed or amended as provided therein and by applicable Law.

Section 2.5           Directors of the Surviving Corporation and the Surviving Entity. Effective as of the First Effective Time, the directors of Acquisition Sub I immediately prior to the First Effective Time shall be the directors of the Surviving Corporation until the earlier of (a) the Second Effective Time and (b) their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in each case in accordance with the organizational documents of the Surviving Corporation. Effective as of the Second Effective Time, the managers of Acquisition Sub II immediately prior to the Second Effective Time shall be the managers of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in each case in accordance with the organizational documents of the Surviving Entity.

Section 2.6           Officers of the Surviving Corporation and Surviving Entity. Effective as of the First Effective Time, the officers of Acquisition Sub I immediately prior to the First Effective Time shall be the officers of the Surviving Corporation until the earlier of (a) the Second Effective Time and (b) their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in each case in accordance with the organizational documents of the Surviving Corporation. Effective as of the Second Effective Time, the officers of Acquisition Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in each case in accordance with the organizational documents of the Surviving Entity.

ARTICLE III

EFFECT OF THE MERGERS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1           Effect on Securities.

(a)          The First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Company, Parent, Acquisition Sub I or the holders of any securities of the Company or Acquisition Sub I:

(i)           Cancellation of Company Common Stock. Each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) held, directly or indirectly, by the Company or any of its Subsidiaries or held, directly or indirectly, by Parent, Acquisition Sub I or Acquisition Sub II or any of their respective wholly owned Subsidiaries, in each case, immediately prior to the First Effective Time shall be automatically canceled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof (such shares, the “Canceled Shares”).

(ii)          Conversion of Company Common Stock. Except as otherwise provided in this Agreement, and subject to Section 3.1(c) (Adjustments), Section 3.1(d) (No Fractional Shares), Section 3.2 (Proration; Election Procedures), Section 3.3 (Payment for Securities; Exchange of Certificates) and Section 3.6 (Lost Certificates), each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than Canceled Shares) shall be converted into the right to receive, at the election of the holder thereof in accordance with, and subject to the terms, conditions and procedures set forth in this Article III, the following consideration (collectively with, if applicable, cash in lieu of fractional shares of Parent Common Stock as specified in Section 3.1(d), the “Merger Consideration”) and any dividends or other distributions to which holders become entitled pursuant to Section 3.1(e) (“Unpaid Dividends”):

(1)          for each share of Company Common Stock and each Warrant Notional Common Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(b) (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration, without interest (the “Cash Consideration”);

(2)          for each share of Company Common Stock and each Warrant Notional Common Share with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been properly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(b) (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”); and

(3)          for each share of Company Common Stock and each Warrant Notional Common Share, other than shares as to which a Cash Election or a Stock Election has been properly made and not properly changed, revoked or deemed revoked pursuant to Section 3.2(b) (collectively, the “No Election Shares”), the right to receive the applicable Stock Consideration.

Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(a)(ii) shall no longer be issued or outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the First Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.3(b), the applicable Merger Consideration, without interest thereon.

(iii)        Conversion of Acquisition Sub I Capital Stock. Each share of common stock, $0.01 par value per share, of Acquisition Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one (1) fully paid share of common stock, $0.01 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(b)          The Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation, Parent, Acquisition Sub II or the holders of any securities of the Surviving Corporation or Acquisition Sub II, (i) each share of common stock, $0.01 par value per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof, (ii) all of the issued and outstanding limited liability company interests of Acquisition Sub II shall remain outstanding as limited liability company interests in the Surviving Entity, and shall constitute the only issued or outstanding ownership interests of the Surviving Entity, and (iii) Parent shall become the sole member of the Surviving Entity.

(c)          Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the earlier of the First Effective Time and termination of this Agreement in accordance with Section 8.1, (i) any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such event or (ii) any change in the number of outstanding shares of Parent Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(d)          No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the Mergers upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, no certificates or scrip for any such fractional share shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. As promptly as practicable following the First Effective Time, the Exchange Agent shall determine the excess of (i) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As promptly as practicable after the First Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the Parent Stock Exchange, all in the manner provided herein. The sale of the Excess Shares by the Exchange Agent shall be executed on the Parent Stock Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales.

The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.1(d). The payment of cash in lieu of fractional share interests pursuant to this Section 3.1(d) is not separately bargained-for consideration.

(e)          Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued as Merger Consideration shall be deemed issued and outstanding as of the First Effective Time and if a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the First Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock to be issued pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock to be issued as Merger Consideration shall be paid to any holder of any unsurrendered Certificate (including in respect of any Book-Entry Shares held by such holder) or any Book-Entry Shares until the Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.6) or Book-Entry Share, as applicable, is surrendered for exchange in accordance with this Article III. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for the Certificates (and any Book-Entry Shares held by such holder) or the Book-Entry Shares, as applicable, in accordance with this Article III, without interest, (i)  at the time of such surrender, the dividends or other distributions with a record date after the First Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and (ii)  at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the First Effective Time and prior to surrender, but with a payment date subsequent to surrender.

Section 3.2           Proration; Election Procedures.

(a)          Proration.

(i)           Notwithstanding any other provision contained in this Agreement, the shares of Company Common Stock eligible to receive the Cash Consideration pursuant to Section 3.1(a)(ii) shall be subject to proration as described in this Section 3.2(a). The maximum number of shares of Company Common Stock eligible to be converted into the right to receive the Cash Consideration pursuant to Section 3.1(a)(ii) shall be equal to forty percent (40%) of the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the First Effective Time (other than Canceled Shares) (the “Maximum Cash Share Number”).

(ii)          Promptly (and in any event no later than three (3) Business Days) after the First Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(1)          if the aggregate number of shares of Company Common Stock (including, for the avoidance of doubt, Warrant Notional Common Shares) with respect to which Cash Elections shall have been made (the “Cash Election Number”) equals or exceeds the Maximum Cash Share Number, then (A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Stock Consideration, and (B) Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Cash Share Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 3.1(a)(ii), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(2)          if the Cash Election Number is less than the Maximum Cash Share Number, then (A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the applicable Stock Consideration and (B) all Cash Election Shares shall be converted into the right to receive the applicable Cash Consideration.

(b)          Election Procedures.

(i)           An election form (the “Election Form”), including a letter of transmittal and related instructions, which Election Form and such other documents shall be in the form as Parent and the Company shall reasonably agree prior to the Election Form Record Date, shall be initially mailed not less than twenty (20) Business Days prior to the anticipated Election Deadline or on such other date as Parent and the Company shall mutually agree (the “Mailing Date”) to (x) each holder of record of Company Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date or on such other date as Parent and the Company shall mutually agree (the “Election Form Record Date”) and (y) each holder of Company Warrants that would hold shares of Company Common Stock immediately prior to the First Effective Time in accordance with the Warrant Amendment Agreements (each holder referred to in (x) and (y), a “Holder”).

(ii)          Parent and the Company shall make available, or cause to be made available, one or more Election Forms (and other related documents) as may reasonably be requested from time to time by all Persons who become record holders of Company Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iii)         Each Election Form shall permit the Holder to specify the number of shares of such Holder’s Company Common Stock or the number of Warrant Notional Common Shares (or, in the case of Holders of Company Warrants, the percentage of such Warrant Notional Common Shares), as applicable, with respect to which such Holder makes (x) a Cash Election or (y) a Stock Election.

(iv)         Any shares of Company Common Stock (other than any Canceled Shares) and any Warrant Notional Common Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m. (New York City time) on the date that is three (3) Business Days prior to the Closing Date (or such other time and date as Parent and the Company shall mutually agree) (the “Election Deadline”) shall be deemed to be No Election Shares and the Holders of such No Election Shares shall be deemed to have made a Stock Election with respect to such No Election Shares. The Company and Parent shall cooperate to issue a joint press release reasonably satisfactory to each of them announcing the date of the Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(v)          Any election shall have been effective only if the Exchange Agent shall have actually received a properly completed Election Form (including any required letter of transmittal and other documents required by the Election Form, as applicable) by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock or Warrant Notional Common Shares, as applicable, represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Company Common Stock or such Warrant Notional Common Shares, as applicable, prior to the Election Deadline. All elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof. If an election is revoked, any Certificates and other documents received by the Exchange Agent shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

(vi)         Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company, the Exchange Agent or any other Person shall be under any obligation to notify any Person of any defect in an Election Form.

(vii)        As promptly as practicable following the First Effective Time, and in no event later than the third (3rd) Business Day thereafter, the Exchange Agent shall make all computations contemplated by Section 3.1(a)(ii).

(viii)       The Company and Parent shall solicit Cash Elections and Stock Elections under this Agreement in compliance with, and shall make any and all filings that are necessary or advisable under, all applicable rules and regulations of the SEC.

Section 3.3           Payment for Securities; Exchange of Certificates.

(a)          Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Election Form Record Date, Parent shall designate the transfer agent of Parent, the transfer agent of the Company or another reputable bank or trust company (the “Exchange Agent”) that is organized and doing business under the laws of the United States (and the identity of which to be reasonably acceptable to the Company) to act as exchange agent for the payment of the Merger Consideration and any Unpaid Dividends as provided in Section 3.1(a)(ii), and shall enter into a customary exchange agent agreement reasonably satisfactory to the Company. The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Election Forms, including any required letter of transmittal and other documents required by the Election Form, if applicable, and shall obtain no rights or interests in the shares represented thereby or subject thereto. At or prior to the First Effective Time, Parent shall deposit, or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article III through the Exchange Agent (i) book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 3.1(a)(ii), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the First Effective Time, any Unpaid Dividends to which the holders of Certificates or Book-Entry Shares may be entitled pursuant to Section 3.1(e) (the shares of Parent Common Stock and cash amounts deposited with the Exchange Agent pursuant to this Section 3.3(a), the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(a)(ii), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b)          Procedures for Exchange.

(i)           Certificates. As promptly as reasonably practicable following the First Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Certificate that immediately prior to the First Effective Time represented outstanding shares of Company Common Stock which were converted pursuant to Section 3.1(a)(ii) into the right to receive the Merger Consideration and any Unpaid Dividends and who has not theretofore submitted a properly completed Election Form (together with any required letter of transmittal), (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and which shall be in customary form and have such other provisions as Parent and the Company may reasonably agree prior to the Election Form Record Date and (B) instructions for returning such letter of transmittal and effecting the surrender of the Certificates in exchange for the Merger Consideration and any Unpaid Dividends into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in customary form and have such other provisions as Parent and the Company may reasonably agree prior to the Election Form Record Date). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration and any Unpaid Dividends may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) and the Person requesting such payment or such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(ii)          Book-Entry Shares. As promptly as reasonably practicable following the First Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Book-Entry Share not held through The Depository Trust Company (“DTC”) (and to deliver to DTC, in the case of holders of Book-Entry Shares held through DTC) that immediately prior to the First Effective Time represented outstanding shares of Company Common Stock which were converted pursuant to Section 3.1(a)(ii) into the right to receive the Merger Consideration and any Unpaid Dividends and who has not theretofore submitted a properly completed Election Form (together with any required letter of transmittal), (A) a letter of transmittal, which shall be in customary form and have such other provisions as Parent and the Company may reasonably agree prior to the Election Form Record Date and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration and any Unpaid Dividends into which the number of shares of Company Common Stock previously represented by such Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall be in customary form and have such other provisions as Parent and the Company may reasonably agree prior to the Election Form Record Date). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through DTC, an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(a)(ii) and any Unpaid Dividends that such holder is entitled to receive pursuant to Section 3.1(e). Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c)          Timing of Exchange. From and after the First Effective Time, upon surrender (including upon any surrender which is effective upon the First Effective Time pursuant to an effective election made pursuant to Section 3.2) of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.6) or Book-Entry Share for cancellation to the Exchange Agent, together with, in the case of Certificates and Book-Entry Shares not held through DTC, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares held through DTC, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration and any Unpaid Dividends for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share upon the later to occur of (i) the First Effective Time and (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.6) or Book-Entry Share, in accordance with Section 3.3(b), as applicable, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash or other Merger Consideration or any Unpaid Dividends payable upon the surrender of the Certificates or Book-Entry Shares.

(d)         Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the First Effective Time shall be delivered to Parent or its designee, upon written demand, and any such holders prior to the First Effective Time who have not theretofore complied with this Article III shall thereafter look only to Parent as a general creditor thereof for payment of their claims for the Merger Consideration or any Unpaid Dividends in respect thereof.

(e)          No Liability. None of Parent, Acquisition Sub I, Acquisition Sub II, the Company, the Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered, in each case, in accordance with Section 3.3(b) and Section 3.3(c), immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration or any Unpaid Dividends in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)          Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or loss thereon shall (i) affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III or (ii) relieve Parent or the Exchange Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Exchange Agent, if necessary to pay the Merger Consideration and Unpaid Dividends in accordance with this Article III, for the benefit of the holders of Company Common Stock in the amount of such losses. Any interest or income produced by such investments will be payable to Parent or its designee, as directed by Parent.

(g)          Withholding. Each of the parties and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, the amount paid to holders of Company Preferred Stock pursuant to Section 3.4(a) and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under applicable Law related to Taxes. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4           Company Preferred Stock; Company Warrants.

(a)          Immediately following the First Effective Time, each share of Perpetual Preferred Stock, Series A, $0.0001 par value per share, of the Company (the “Company Preferred Stock”) outstanding shall be converted into the right to receive a liquidating distribution in the initial amount of the liquidation preference of $1,000 per share in cash, as increased by accrued dividends, pursuant to the Certificate of Designation of Perpetual Preferred Stock, Series A (as amended, the “Certificate of Designation”).

(b)          Immediately following the First Effective Time, the Surviving Corporation shall pay, in cash, to each holder of record of Company Preferred Stock as of immediately prior to the First Effective Time, an amount equal to the liquidation preference (including all accrued and unpaid dividends as of the First Effective Time) per share as set forth in the Certificate of Designation, in full satisfaction of all rights of such holder with respect to such shares of Company Preferred Stock. Immediately upon receipt by each holder of its liquidating distribution, all shares of Company Preferred Stock owned by such holder shall be canceled and shall cease to exist, and such holder of Company Preferred Stock will not be entitled to any other amounts from the Surviving Corporation or Parent.

(c)          Immediately prior to the First Effective Time, each Company Warrant that is vested and unexercised as of immediately prior to the First Effective Time shall be automatically exercised on a “cashless basis” in accordance with the terms of the applicable Warrant Amendment Agreement, and the shares of Company Common Stock issued as a result of such exercise shall, by virtue of the First Merger and without any action on the part of any Person, be converted into the right to receive the Merger Consideration as provided in Section 3.1(a)(ii), without interest thereon. Upon such cashless exercise, all Company Warrants (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the First Effective Time.

Section 3.5           Company Equity Awards.

(a)          Treatment of Company Options.

(i)           As of the First Effective Time, each Company Option that is outstanding immediately prior to the First Effective Time and (x) that is vested or (y) that, solely by virtue of the occurrence of the Closing, without any action on the part of the holder thereof, the Company or Parent and its Affiliates, will vest pursuant to its terms (together, a “Company Vested Option”) shall, by virtue of the First Merger and without any action on the part of any Person, be canceled and shall entitle the holder thereof to receive, in full satisfaction of such Company Vested Option, an amount of cash, without interest, equal to the product of (x) the amount by which the Per Share Value exceeds the applicable exercise price per share of Company Common Stock subject to such Company Vested Option and (y) the aggregate number of shares of Company Common Stock underlying such Company Vested Option (the “Option Payment”); provided that if the exercise price per share of Company Common Stock underlying such Company Option is equal to or greater than the Per Share Value, such Company Vested Option shall be canceled without the payment of consideration.

(ii)          As of the First Effective Time, each Company Option that is outstanding immediately prior to the First Effective Time and that is not a Company Vested Option or a Company Director Option (a “Company Unvested Option”), with an exercise price per share of Company Common Stock underlying such Company Unvested Option that is less than the Per Share Value shall cease to represent a Company Unvested Option and shall thereafter be converted into the right to receive an amount in cash equal to the product of (x) the amount by which the Per Share Value exceeds the exercise price per share of such Company Unvested Option and (y) the aggregate number of shares subject to such Company Unvested Option as of immediately prior to the First Effective Time, subject to the same terms and conditions as were applicable to such Company Unvested Option immediately prior to the First Effective Time (including, without limitation, with respect to vesting and forfeiture); provided that if the exercise price per share of Company Common Stock underlying such Company Unvested Option is equal to or greater than the Per Share Value, such Company Unvested Option shall be canceled immediately prior to the First Effective Time without the payment of consideration. The transactions contemplated by this Section 3.5(a)(ii) shall in all cases be effected in a manner intended to comply with Section 409A of the Code.

(iii)         Each outstanding Company Option that was granted to a non-employee member of the Company Board (each, a “Company Director Option”) shall, by virtue of the First Merger and without any action on the part of any Person, be canceled and shall entitle the holder thereof to receive, in full satisfaction of such Company Director Option, an amount of cash, without interest, equal to the applicable Option Payment; provided that if the exercise price per share of Company Common Stock underlying such Company Director Option is equal to or greater than the Per Share Value, such Company Director Option shall be canceled immediately prior to the First Effective Time without the payment of consideration.

(b)          Treatment of Company Restricted Stock.

(i)           As of the First Effective Time, each award of Company Restricted Stock that is outstanding immediately prior to the First Effective Time and that, solely by virtue of the occurrence of the Closing, without any action on the part of the holder thereof, the Company or Parent and its Affiliates, will vest pursuant to its terms (together, “Company Vested Restricted Stock”) shall, by virtue of the First Merger and without any action on the part of any Person, be canceled and shall entitle the holder thereof to receive, in full satisfaction of such award of Company Restricted Stock, an amount of cash, without interest, equal to the product of (x) the total number of shares of Company Restricted Stock subject to such award immediately prior to the First Effective Time and (y) the Per Share Value (the “Restricted Stock Payment”).

(ii)          As of the First Effective Time, each award of Company Restricted Stock that is outstanding immediately prior to the First Effective Time and that is not an award of Company Vested Restricted Stock or Company Director Restricted Stock (the “Company Unvested Restricted Stock”) shall cease to represent an award of Company Unvested Restricted Stock and shall thereafter be converted into the right to receive an amount of cash, subject to the same terms and conditions (including, without limitation, with respect to vesting and forfeiture) as were applicable to such award of Company Unvested Restricted Stock immediately prior to the First Effective Time, equal to the product of (x) the number of shares of Company Common Stock subject to such award of Company Unvested Restricted Stock immediately prior to the First Effective Time and (y) the Per Share Value.

(iii)         Each outstanding award of Company Restricted Stock that was granted to a non-employee member of the Company Board (each, an award of “Company Director Restricted Stock”) shall, by virtue of the First Merger and without any action on the part of any Person, be canceled and shall entitle the holder thereof to receive, in full satisfaction of such award of Company Director Restricted Stock, an amount of cash, without interest, equal to the applicable Restricted Stock Payment.

(c)          Treatment of Company Restricted Stock Units.

(i)           As of the First Effective Time, each award of Company Restricted Stock Units that is outstanding immediately prior to the First Effective Time and (x) that is vested in accordance with its terms or (y) that, solely by virtue of the occurrence of the Closing, without any action on the part of the holder thereof, the Company or Parent and its Affiliates, will vest pursuant to its terms (together, “Company Vested Restricted Stock Units”) shall, by virtue of the First Merger and without any action on the part of any Person, be canceled and shall entitle the holder thereof to receive, in full satisfaction of such award of Company Vested Restricted Stock Units, an amount in cash, without interest, equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Vested Restricted Stock Unit immediately prior to the First Effective Time and (y) the Per Share Value (the “RSU Payment”).

(ii)          As of the First Effective Time, each award of Company Restricted Stock Units that is outstanding immediately prior to the First Effective Time and that is not an award of Company Vested Restricted Stock Units (the “Company Unvested Restricted Stock Units”) shall cease to represent an award of Company Unvested Restricted Stock Units and shall thereafter be converted into the right to receive an amount of cash, subject to the same terms and conditions (including, without limitation, with respect to vesting and forfeiture) as were applicable to such Company Unvested Restricted Stock Units immediately prior to the First Effective Time, equal to the product of (x) the number of shares of Company Common Stock subject to such award of Company Unvested Restricted Stock Units immediately prior to the First Effective Time and (y) the Per Share Value.

(d)          Treatment of Company Performance Restricted Stock Units.

(i)           As of the First Effective Time, each award of Company Performance Restricted Stock Units that is outstanding immediately prior to the First Effective Time shall be canceled and shall entitle the holder thereof to receive, in full satisfaction of such award of Company Performance Restricted Stock Units, an amount in cash, without interest, equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Performance Restricted Stock Unit immediately prior to the First Effective Time (with achievement of any applicable performance metrics determined as set forth in the applicable award agreement underlying such grant of Company Performance Restricted Stock Units as measured at the First Effective Time) and (y) the Per Share Value (the “PSU Payment”) and any Company Performance Restricted Stock Units for which performance is not achieved in accordance with this Section 3.5(d)(i) shall be canceled without the payment of consideration.

(ii)          The Surviving Entity shall, and Parent shall cause the Surviving Entity to, deliver to each holder of Company Performance Restricted Stock Units the applicable PSU Payment in accordance with the vesting (other than any performance conditions) and payment schedule set forth in the applicable award agreement underlying the grant of each Company Performance Restricted Stock Unit, subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld (which withholding shall be accomplished through a net settlement procedure); provided that with respect to any amount payable under this Section 3.5(d) that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, payment shall be made at the earliest time permitted under this Agreement and the terms of the corresponding award documents that will not result in the imposition of such Tax or penalty.

(e)          Payment Procedures. The Surviving Entity shall, and Parent shall cause the Surviving Entity to, deliver to each holder of a Company Vested Option, Company Director Option, share of Company Vested Restricted Stock, share of Company Director Restricted Stock, Company Vested Restricted Stock Unit or Company Performance Restricted Stock Unit, the applicable Option Payment, Restricted Stock Payment, RSU Payment or PSU Payment, as applicable, as soon as practicable following the First Effective Time, subject to and continuing upon the Closing, and subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be paid or withheld (which withholding shall, to the extent reasonably possible, be accomplished through a net settlement procedure). Notwithstanding anything in this Section 3.5 to the contrary, no fractional shares of Parent Common Stock shall be issued in respect of any such Company Equity Awards, and any such fractional share shall be settled in cash in accordance with Section 3.1(d).

(f)          Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the First Effective Time is not eligible to be canceled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Award that will not trigger a Tax or penalty under Section 409A of the Code.

(g)          Treatment of Company ESPP. The Company ESPP shall continue to be operated in accordance with its terms and past practice for the offering period in effect as of the date of this Agreement (the “Current ESPP Offering Period”); provided that as promptly as reasonably practicable following the date of this Agreement, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a duly authorized committee thereof and, if appropriate, amending the terms of the Company ESPP) necessary pursuant to the terms of the Company ESPP and applicable Law to, contingent on the First Effective Time, (i) provide that (A) no new offering period will be established under the Company ESPP following the date of this Agreement, (B) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP or any other Contributions (as defined in the Company ESPP) from those in effect as of the date of this Agreement, other than in respect of payroll deductions that were elected prior to the date of this Agreement, (C) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the First Effective Time and (D) each Option (as defined in the Company ESPP) issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled Exercise Date (as defined in the Company ESPP) or (y) if the Current ESPP Offering Period is still in effect at the First Effective Time, a date determined by the Plan Administrator (as defined in the Company ESPP) that is no later than three (3) Business Days prior to the date upon which the First Effective Time occurs (with any participant Contributions (as defined in the Company ESPP) not applied to the purchase of Company Common Stock returned to the participant), and (ii) terminate the Company ESPP effective as of immediately prior to the First Effective Time. Shares of Company Common Stock purchased pursuant to the foregoing shall be treated the same as all other shares of Company Common Stock in accordance with Section 3.1(a)(ii).

(h)          Corporate Actions. Prior to the First Effective Time, the Company, and the Company Board or any applicable committee thereof, shall take all actions necessary and appropriate to effectuate the foregoing provisions of this Section 3.5 and to cause each Company Benefit Plan under which there are outstanding Company Equity Awards to terminate at or prior to the First Effective Time, subject to Parent’s obligations under this Section 3.5.

Section 3.6           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (after giving effect to any Tax withholding as provided in Section 3.3(g)) to which the holder thereof is entitled pursuant to this Article III.

Section 3.7           Transfers; No Further Ownership Rights. From and after the First Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the First Effective Time. If Certificates or Book-Entry Shares which, immediately prior to the First Effective Time, represented shares of Company Common Stock, are presented to the Surviving Entity, Parent or the Exchange Agent for transfer following the First Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any Unpaid Dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 3.8           No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the holders and beneficial owners of Company Common Stock in connection with the Mergers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the correspondingly numbered sections or subsections of the Company Disclosure Letter in accordance with, and subject to, Section 9.3 of this Agreement or (b) in the Company SEC Documents filed by the Company on or after January 1, 2023 and publicly available (in unredacted form) prior to the date of this Agreement (including exhibits and other information incorporated by reference therein but excluding any disclosures set forth under the headings “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) to the extent that the applicable disclosure in the Company SEC Documents is such that its relevance to a representation or warranty contained in this Article IV is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to Parent as follows:

Section 4.1           Organization and Qualification; Subsidiaries.

(a)          Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (in jurisdictions that recognize the concept of good standing) in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority (i) to conduct its business as it is now being conducted, and (ii) to own, lease and use its assets or properties in the manner in which its assets or properties are now owned, leased and being used, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character of its properties and assets owned or leased makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company’s Third Amended and Restated Certificate of Incorporation, as amended (as may be further amended from time to time, the “Company Certificate of Incorporation”), the Company’s Sixth Amended and Restated Bylaws (as may be further amended from time to time, the “Company Bylaws”), in each case, as currently in effect, have been made available to Parent. The Company is not in violation of any provisions of the Company Certificate of Incorporation or the Company Bylaws.

(b)          Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete organizational chart of the Company and its Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding share capital or other equity interests of each Company Subsidiary owned by the Company, each other Company Subsidiary and any Third Party. Except as set forth in Section 4.1(b) of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries do not directly or indirectly own any capital stock, voting securities or ownership interests in any corporation, partnership, joint venture or other business association or entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company’s Subsidiaries are in violation of their respective certificates of incorporation or bylaws (or comparable organizational documents).

Section 4.2           Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of the Company consists of Two Hundred Forty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (243,333,334) total shares of capital stock, consisting of (i) One Hundred Forty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (143,333,334) shares of Company Common Stock and (ii) One Hundred Million (100,000,000) shares of preferred stock, $0.0001 par value, per share, Three Hundred Thousand (300,000) shares of which are designated as Company Preferred Stock. As of 5:00 p.m. (New York City time) on April 10, 2026 (such time and date, the “Company Capitalization Listing Date”), (A) One Hundred Twenty-Eight Million, Five Hundred Ninety-Seven Thousand, Seven Hundred Ninety-Two (128,597,792) shares of Company Common Stock were issued and outstanding (including 198,467 shares of Company Restricted Stock), (B) 149,425 shares of Company Preferred Stock were issued and outstanding, (C) 482,091 shares of Company Common Stock were subject to issuance pursuant to Company Options, (D) 9,891 shares of Company Common Stock were subject to issuance pursuant to Company Restricted Stock Units, (E) 1,589,935 shares of Company Common Stock were subject to issuance pursuant to Company Performance Restricted Stock Units (assuming satisfaction of all performance vesting conditions), (F) (i) 333,334 shares of Company Common Stock were subject to issuance pursuant to the vested Company Warrants at a price of $30.00 per share, (ii) 3,273,760 shares of Company Common Stock were subject to issuance pursuant to the unexecuted Company Warrants (including 1,636,880 shares of Company Common Stock subject to issuance at a purchase price of $6.45 per share and 1,636,880 shares of Company Common Stock subject to issuance at a purchase price of $24.00 per share) and (iii) 333,334 shares of Company Common Stock were subject to issuance pursuant to Company Warrants at a price of $30.00 per share (subject to satisfaction of vesting conditions), and (G) 294,556 shares of Company Common Stock were reserved for issuance under the Company ESPP. From the Company Capitalization Listing Date to the date of this Agreement, the Company has not issued shares of capital stock, or any securities exercisable, exchangeable or convertible into shares of capital stock, of the Company other than pursuant to the exercise or settlement of Company Equity Awards outstanding on the Company Capitalization Listing Date in accordance with their terms (and which outstanding Company Equity Awards are reflected in Section 4.2(d) of the Company Disclosure Letter).

(b)          Except as set forth in Section 4.2(a) or issuances of shares of capital stock or grants of Company Equity Awards, in each case as expressly permitted by Section 6.1, there are no existing and outstanding (i) shares of capital stock or other equity interests in the Company, (ii) preemptive or similar rights, rights of first refusal, options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company, other than the Support Agreement, (v) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or (vi) Contracts under which the Company or any of its Subsidiaries is, or may become, obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(c)          All of the outstanding shares of capital stock or equivalent voting or equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights (other than in favor of the Company or a wholly owned Subsidiary of the Company), and all of the outstanding shares of capital stock or equivalent voting or equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or a wholly owned Subsidiary of the Company (except for de minimis equity interests in a Subsidiary of the Company not domiciled in the United States held by a Third Party in compliance with local regulatory Laws) and free and clear of all Liens except for restrictions imposed by applicable securities Laws.

(d)          Section 4.2(d) of the Company Disclosure Letter contains a true and complete list, as of the close of business on the Company Capitalization Listing Date, of all outstanding Company Equity Awards, including with respect to each such Company Equity Award: (i) the name or identification number of the holder thereof, (ii) the number of shares of Company Common Stock subject to such award, (iii) the grant or issuance date, (iv) any applicable vesting schedule and conditions and (v) with respect to each Company Option, (A) the exercise price and (B) the expiration date. Each Company Equity Award (i) was granted in all material respects in compliance with all applicable Laws and all of the terms and conditions of the applicable Company Benefit Plan and (ii) in the case of Company Options, has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant.

Section 4.3           Authority Relative to Agreement.

(a)          Assuming the accuracy of the representation contained in Section 5.10, the Company has all necessary corporate power and authority to execute and deliver this Agreement, perform its covenants and obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, consummate the transactions contemplated hereby, including the Mergers. Assuming the accuracy of the representation contained in Section 5.10, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Mergers. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) subject to the terms of this Agreement, the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)          The Company Special Committee has unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (iii) recommended that the SRC and the Company Board (A) approve and declare advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and (B) determine that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders and (iv) recommended that the Company Board (A) direct that this Agreement be submitted to the Company’s stockholders for their adoption and (B) resolve, subject to the terms and conditions of this Agreement, to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Mergers. As of the date of this Agreement, none of the aforesaid actions by the Company Special Committee has been amended, rescinded or modified.

(c)          Acting upon the unanimous recommendation of the Company Special Committee, the SRC has unanimously (i) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the Company Board (A) approve and declare advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers, (B) determine that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (C) direct that this Agreement be submitted to the Company’s stockholders for their adoption and (D) resolve, subject to the terms and conditions of this Agreement, to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Mergers. As of the date of this Agreement, none of the aforesaid actions by the SRC has been amended, rescinded or modified.

(d)          Acting upon the unanimous recommendation of each of the Company Special Committee and the SRC, the Company Board has, at a duly called and held meeting unanimously approved resolutions that (i) authorized the execution and delivery of this Agreement, and approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that this Agreement be submitted to the Company’s stockholders for their adoption and (iv) subject to the terms and conditions of this Agreement, resolved to make the Company Recommendation (provided that any change or other modification or rescission of such Company Recommendation by the Company Board in accordance with Section 6.5(f) shall not be a breach of the representation in this clause (iv)). As of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

Section 4.4           No Conflict; Required Filings and Consents.

(a)          Assuming the accuracy of the representation contained in Section 5.10, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) assuming the Requisite Stockholder Approval is obtained, violate any provision of the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any properties or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, modification, acceleration or cancellation of, any Company Material Contract (other than any Company Benefit Plan), or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) through (iii) any such conflict, violation, breach, default, termination, modification, acceleration, cancellation or Lien that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)          No consent, approval, clearance, license, permit, order or authorization (each of the foregoing, a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the applicable reporting or other requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State in accordance with the DGCL and DLLCA, and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) the applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) filings with Nasdaq, (vi) such other items required solely by reason of the participation of Parent, Acquisition Sub I or Acquisition Sub II in the transactions contemplated hereby, (vii) compliance with and filings or notifications under (A) the HSR Act and any other applicable U.S. or foreign competition, antitrust or merger control Laws, including applicable U.S. state merger notification and antitrust Laws (together with the HSR Act, “Antitrust Laws”), and (B) applicable Foreign Investment Laws, (viii) compliance with and filings, registrations or notifications under Satellite and Communications Laws (and if Team Telecom requests the FCC to defer approving the transaction until Team Telecom has reviewed the transactions contemplated by this Agreement, then also any filings with Team Telecom), and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.5           Permits; Compliance With Laws; Export Laws.

(a)          The Company and its Subsidiaries hold all Governmental Authorizations and other franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Authorities necessary for the lawful operation of the businesses of the Company and its Subsidiaries, and have filed all required tariffs, reports, notices and other documents with all Governmental Authorities, including all Telecommunications Permits, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, including each Company Satellite, and to carry on their businesses as they are now being conducted (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.5(a) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all material Company Permits related to the operation of the mobile satellite services systems of the Company and its Subsidiaries. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Company Permits are valid and in full force and effect (except for Company Permits that have expired in accordance with their terms), are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any adverse modification, termination, revocation, suspension, expiration or limitation thereof, and there are no written or, to the Knowledge of the Company, oral threats of suspension or cancellation of any such Company Permits, (ii) the Company and each of its Subsidiaries is, and since January 1, 2023 has been, in compliance with the terms, conditions, obligations, and requirements of all Company Permits and (iii) each of the Company Permits has been granted without conditions, except for those conditions on the face of such Company Permit or conditions generally applicable to all similarly situated licensees or permittees, and is free and clear of all Liens (other than Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of Company or any of its Subsidiaries has granted any rights under any Company Permit to any Third Party, and none of the rights covered by the Company Permits (other than leases identified in Section 4.5(a) of the Company Disclosure Letter) is subject to any lease or other agreement or arrangement with any Third Party, including any agreement giving any Third Party any right to use such Company Permit.

(b)          Neither the Company nor any of its Subsidiaries is, or has been since January 1, 2023, or, with specific regard to Sanctions, has been since April 24, 2019, in default or violation of any (i) Law applicable to the Company, any of its Subsidiaries or by which any of their respective properties or assets are bound or (ii) Company Permit, except for any such defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)          The Company and each of its Subsidiaries have at all times in the past five (5) years, and, with specific regard to Sanctions, since April 24, 2019, conducted all import, export, and other dealings and transactions in compliance in all material respects with all applicable Trade Control Laws and Sanctions, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or to the Knowledge of the Company, employees, agents or other Person acting on behalf of the Company or any of its Subsidiaries has been in the past five (5) years, or, with specific regard to Sanctions, since April 24, 2019, or currently is, the subject of a charging letter or penalty notice issued, or, to the Knowledge of the Company, an investigation or inquiry conducted by a Governmental Authority pertaining to Trade Control Laws or Sanctions, nor are there any currently pending internal investigations by the Company or any of its Subsidiaries pertaining to such matters and (ii) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or to the Knowledge of the Company, employees, agents or other Person acting on behalf of the Company or any of its Subsidiaries is, or has been since April 24, 2019, a Sanctioned Person.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries hold all Telecommunications Permits, (ii) all Telecommunications Permits are valid and in full force and effect, (iii) the Company and its Subsidiaries are in compliance in all respects with the terms and conditions of all Telecommunications Permits and (iv) no Telecommunications Permit is subject to any administrative or judicial proceeding that would reasonably be expected to result in the adverse modification, termination, revocation, suspension, expiration or limitation on the use of any Telecommunications Permit, and there are no written or, to the Knowledge of the Company, oral threats of suspension or cancellation of any such Telecommunications Permits.

(e)          Section 4.5(e) of the Company Disclosure Letter sets forth, as of the date hereof, (i) a true, correct and complete list of the active licenses held by the Company or its Subsidiaries for the operation of its mobile satellite services systems within the 1610-1621.35 MHz band (L-Band) for “uplink” communications from user terminals to the active Company Satellites and within the 2483.5-2500 MHz band (S-Band) for “downlink” communications from active Company Satellites to user terminals, and (ii) the specific frequency ranges, by jurisdiction, covered by the licenses set forth in foregoing clause (i) with respect to (x) “uplink” communications from user terminals to the active Company Satellites and (y) “downlink” communications from active Company Satellites to user terminals.

(f)          Section 4.5(f) of the Company Disclosure Letter sets forth, as of the date hereof, a list of each Company Satellite, including with respect to each such Company Satellite: (i) its owner and constellation, (ii) FM number, altitude and current / expected plane, (iii) frequency band of useable beams thereon and (iv) if the Company Satellite is in production, the anticipated launch date (month and year) and the manufacturer specified useful life.

Section 4.6           Company SEC Documents; Financial Statements.

(a)          Since January 1, 2023, the Company has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports filed with the SEC, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such filing, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC nor are there any unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(b)          The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated therein or in the notes to such financial statements), and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows of the Company and its consolidated Subsidiaries for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that would not be material in effect or amount to the Company and its Subsidiaries, taken as a whole, and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

Section 4.7           Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Parent in connection with the Share Issuance (the “Registration Statement”) shall, at the time the Registration Statement is filed with the SEC or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The information statement containing the information specified in Schedule 14C under the Exchange Act concerning the Written Consent, the Mergers and the other transactions contemplated by this Agreement to be sent to the stockholders of the Company (together with any amendments or supplements thereto, the “Information Statement”) shall, at the time the Information Statement or any amendment or supplement thereto, as applicable, is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The Information Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.

Section 4.8           Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and its consolidated Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) intended to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.9           Absence of Certain Changes or Events. Since December 31, 2025 and through the date hereof, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would require the prior written consent of Parent pursuant to Section 6.1(h), Section 6.1(l), Section 6.1(n), Section 6.1(p), Section 6.1(q), Section 6.1(s), Section 6.1(v), Section 6.1(x) or Section 6.1(dd) (in the case of Section 6.1(dd), to the extent relating to any of the foregoing clauses).

Section 4.10         No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated prior to the date of this Agreement, as applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2025, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby or (d) for liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet arrangement within the meaning of Item 303(b) of Regulation S-K promulgated by the SEC, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11         Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation, pending or threatened, by any Governmental Authority involving the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 4.12         Employee Benefit Plans.

(a)          Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan to the extent that such Company Benefit Plan does not materially differ from the form).

(b)          The Company has made available to Parent a true and complete copy of each material Company Benefit Plan (or with respect to any such Company Benefit Plan that is not in writing, a written description of the material terms thereof) and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust, insurance contract or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and all schedules and financial statements attached thereto, (iv) the most recently received IRS determination letter or IRS opinion letter, (v) the most recent audited financial statements and actuarial valuation reports and (vi) any non-routine material correspondence with the IRS, the U.S. Department of Labor or any similar Governmental Authority relating to any such Company Benefit Plan from within the past three (3) years.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans (i) has been maintained, operated, administered and funded in accordance with its terms and in compliance with ERISA, the Code and any other applicable Laws and (ii) that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times been administered in documentary and operational compliance with the requirements of Section 409A of the Code.

(d)          (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan, (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan and (iii) neither the Company nor any of its Subsidiaries has (x) engaged in a transaction with respect to any Company Benefit Plan that is subject to ERISA that, assuming the taxable period of such transaction expired as of the date of this Agreement, would reasonably be expected to subject the Company or any Subsidiary to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, or (y) incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(e)          Neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code has, within the six (6) year period preceding the First Effective Time, sponsored, maintained, contributed to or been obligated to contribute to, or has had any material liability with respect to, any plan, program, fund, or arrangement that constitutes a (i) defined benefit pension plan or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) multiemployer plan within the meaning of Section 3(37) of ERISA or (iii) multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has any obligations for retiree or post-employment health and life benefits under any plan that is subject to ERISA or Collective Bargaining Agreement, other than coverage mandated by applicable Law.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Actions pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against or affecting any Company Benefit Plan or any trusts related thereto, by any Governmental Authority, employee or beneficiary covered under such Company Benefit Plan, as applicable.

(g)          Neither the execution or delivery of this Agreement, the receipt of stockholder or other approval of this Agreement, nor the consummation of the Mergers or the other transactions contemplated hereby will (i) except as expressly provided in this Agreement, entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment, (ii) result in any forgiveness of indebtedness or materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) except as expressly provided in this Agreement, accelerate the time of payment, vesting or funding of amounts due to any such director, employee, consultant or independent contractor or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans, (iv) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent and its Subsidiaries to merge, amend or terminate any of the Company Benefit Plans or (v) result in any excess parachute payment within the meaning of Section 280G of the Code.

(h)          Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. The Company has made available to Parent preliminary copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

(i)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Foreign Plan (i) has been maintained, operated and administered in compliance with its terms and in compliance with applicable Laws, (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing, (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment, (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws and (v) is not subject to any pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Foreign Plan other than routine claims for benefits.

Section 4.13         Labor Matters.

(a)          Neither the Company nor any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement, other than industry-wide agreements outside of the United States (each a “Collective Bargaining Agreement”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no labor related strikes, walkouts or other work stoppages pending or, to the Company’s Knowledge, threatened in writing, and, since January 1, 2023, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout or other work stoppage. To the Company’s Knowledge, there is no pending organizing campaign and no labor union or works council has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any obligation prior to execution of this Agreement to notify, inform, consult, or seek the consent of, any labor union, works council, labor organization, collective bargaining unit, employee committee or other authorized employee representative body in connection with any of the transactions contemplated by this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no unfair labor practice complaint, charge or suit pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the U.S. National Labor Relations Board or any similar body, entity or Governmental Authority in the United States or any other country in which Company or any of its Subsidiaries has employees or performs services.

(b)          To the extent permitted by applicable Law, Section 4.13(b) of the Company Disclosure Letter contains a list of all employees of the Company and its Subsidiaries as of the date hereof, specifying, with respect to each employee as of the date of this Agreement: (i) identification number, (ii) work location, (iii) job title, (iv) full-time or part-time status and (v) annual base salary or hourly wage, as applicable.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2023, have been, in compliance with all applicable laws respecting employment and employment practices.

(d)         Since January 1, 2023, no allegations of sexual or other unlawful harassment or discrimination have been made, or to the Knowledge of the Company, threatened, against (i) any officer of the Company or its Subsidiaries or (ii) any employee of the Company or its Subsidiaries at a level of Vice President or above. During such period, there have been no material actions, proceedings, grievances, arbitrations, investigations or settlements involving such matters or Persons.

(e)          Since January 1, 2023, neither the Company nor any of its Subsidiaries has implemented a plant closing, mass layoff or other action which would trigger the notice requirements under the Worker Adjustment and Retraining Notification Act and any local, state or foreign Laws that would require advance notice of any such actions to employees, labor unions, works councils or Governmental Authorities (collectively, the “WARN Act”).

Section 4.14         Intellectual Property Rights.

(a)          Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Registered IP Rights and material unregistered Trademarks. The Owned IP Rights are subsisting, and the issued or granted Registered IP Rights (excluding any pending applications) are valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have made all filings and payments and taken all other actions required to be made or taken to maintain each item of Registered IP Rights in full force and effect.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) the loss, termination or impairment of the Company’s or any of its Subsidiaries’ right to own or use any Intellectual Property Right, (ii) the payment of any additional consideration or royalties for the Company’s or any of its Subsidiaries’ right to own or use any Intellectual Property Right, or (iii) the granting by Parent or any of its Affiliates to any Third Party any Owned IP Right.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, free and clear of all Liens (except Permitted Liens), the Owned IP Rights, together with the sole and exclusive right to bring a claim or suit against a Third Party for past, present or future infringement, misappropriation, or other violation of, such Owned IP Rights and to retain for itself any damages recovered in any such action.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, or have valid and sufficient rights to, all Intellectual Property Rights that are used in or reasonably necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, since January 1, 2023, any written charge, complaint, claim, demand or notice challenging or seeking to deny or restrict the use by the Company or its Subsidiaries of any Intellectual Property Rights, or the ownership, registrability, validity or enforceability of any of the Owned IP Rights (except for ordinary course examination proceedings in connection with the prosecution of the Owned IP Rights), and no Action is active or pending as of the date hereof with respect to any such use, ownership, registrability, validity or enforceability.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023 through the date hereof, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, since January 1, 2023 through the date hereof, any written charge, complaint, claim, demand or notice (including “cease and desist” letters, invitations to take a license or indemnity claims), or, to the Knowledge of the Company, oral notice or other communication alleging infringement, misappropriation, or violation of or offering to enter into licensing negotiations with respect to any Intellectual Property Right of another Person. No Action is pending, or to the Knowledge of the Company, has been threatened alleging such infringement, misappropriation or other violation, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no other Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any Owned IP Rights, except for any such infringement, misappropriation or other violation as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has asserted or threatened an Action (including any cease & desist letter, invitation to license or indemnity claim) against any other Person alleging infringement, misappropriation or violation of any material Owned IP Rights.

(f)          No Software developed or owned by the Company and its Subsidiaries and incorporated into any product or service of the Company or its Subsidiaries (“Company Software”) incorporates or is subject to any Open Source Licenses in a manner that (i) requires the Source Code of such Company Software to be disclosed, licensed, publicly distributed or dedicated to the public or (ii) imposes any restriction on the consideration to be charged for the distribution of any Company Software, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in material compliance with all license or other terms applicable to the Software subject to any Open Source License that is incorporated into any product or service offering of the Company or its Subsidiaries.

(g)         The Company and its Subsidiaries have taken commercially reasonable measures to protect, safeguard and maintain the confidentiality of all material Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and no such material Trade Secrets have been (i) disclosed to any Person except pursuant to written, valid and appropriate non-disclosure or license agreements which, to the Knowledge of the Company, have not been breached, or (ii) to the Knowledge of the Company, misappropriated by any Person.

(h)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have not deposited, disclosed, delivered or licensed to any Person, or agreed to deposit, disclose, deliver or license to any Person, or permitted the deposit, disclosure or delivery to any escrow agent or other Person of any Source Code for any Company Software, except for disclosures to Authors under binding written agreements that prohibit use or disclosure except in the performance of services to the Company or its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no event has occurred, and no circumstances or conditions exist, that will result in the disclosure or delivery to any Person of any Source Code of any Company Software, and the consummation of the transactions contemplated in this Agreement will not result in the deposit, delivery, license or disclosure of any such Source Code to any Person.

(i)          Neither the Company nor any of its Subsidiaries is a member or promoter of, or a contributor to, or has made any commitments to or agreements with or regarding, any patent pool, industry standards body, standard setting organization or other similar organization, in each case that requires or obligates the Company or any of its Affiliates to grant or offer to any Third Party any license or other right to any Owned IP Rights. None of the Company or any of its Subsidiaries have received any support, funding, resources or assistance from any Governmental Authority in connection with the development of any Owned IP Rights, in each case, in a manner that would grant, imply or otherwise give rise to any rights or access with respect to any Owned IP Rights to that Governmental Authority or a Third Party.

(j)           Each of the Company and its Subsidiaries have obtained from all Persons (including any and all current or former employees, consultants, independent contractors, officers or directors of any of the Company and its Subsidiaries) that have been involved in, contributed to or created any portion of, or otherwise that would have any rights in or to, any material Intellectual Property Rights for the Company or any of its Subsidiaries (each, an “Author”), valid and enforceable written assignments with present-tense assignment language to the Company or its applicable Subsidiary of any such work, invention, improvement or other rights that such Author may have in such material Intellectual Property Rights and, with respect to moral rights relating thereto (if applicable), has granted a waiver of such Author’s moral rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no such Author owns or has any right, claim, interest or option, including any right to further remuneration or consideration, with respect to any such Intellectual Property Rights, nor has any such Person made or threatened any assertions with respect to any alleged ownership or any such right, claim, interest or option.

(k)          To the Knowledge of the Company, no Company IP Agreement to which the Company or any of its Subsidiaries is party or otherwise bound grants or conveys (or purports to grant or convey) any right with respect to any Intellectual Property Rights of Parent or any of its Affiliates (other than the Company or any of its Subsidiaries).

(l)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no artificial intelligence applications, tools, platforms, systems or aids of any kind, whether owned by the Company or any of its Subsidiaries or any other Person, have been used in connection with the creation, invention or development of any Owned IP Rights for or for any of the Company and its Subsidiaries in connection with the business of the Company and its Subsidiaries.

Section 4.15         Privacy and Data Security.

(a)          The Company and its Subsidiaries are, and at all times since January 1, 2023, have been, in compliance with all applicable Laws, contractual obligations, binding industry standards and published privacy policies, in each case as relating to privacy, data protection and the collection, use and other Processing of Personal Data (collectively, the “Data Protection Requirements”), except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken all commercially reasonable steps (including maintaining an Information Security Program that is appropriately implemented and maintained and compliance with which is appropriately monitored) to protect the confidentiality, integrity, physical and electronic security and continuous operation of its IT Assets and to ensure that all data stored thereon or transmitted or Processed thereby, including any Company Data that is Processed by any service provider, independent contractor or vendor of the Company or any of its Subsidiaries (each, a “Sub-Processor”) complies with applicable Data Protection Requirements. The Company and each of its Subsidiaries have contractually obligated each Sub-Processor to Process Personal Data received from the Company and its Subsidiaries in material compliance with all applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, no Sub-Processors are in breach of any of their contractual requirements with the Company, and (ii) since January 1, 2023, there have been no violations of the Information Security Program and no Security Breaches, and no disclosure or notification of any Security Breach has been or should have been made at any time by the Company or any of its Subsidiaries under applicable Data Protection Requirements to any Person (including any Governmental Authority). The Company has made available to Parent true and complete copies of each material information security risk audit, assessment and penetration testing carried out by or for the Company or any of its Subsidiaries since January 1, 2023.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries maintain policies, procedures, trainings, and security measures with respect to the physical and electronic security and privacy of Personal Data to comply with the Data Protection Requirements and operate in compliance with those policies and procedures.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company and its Subsidiaries and, to the Knowledge of the Company, its Sub-Processors, have not received or been the subject of any claim, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Authority or any other Person alleging or confirming non-compliance with the Data Protection Requirements.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will cause, constitute or result in a breach or violation of any applicable Data Protection Requirement and (ii) immediately after the Closing, the Company, Parent and its Affiliates will continue to have substantially the same right to Process any Personal Data currently Processed by or for or on behalf of the Company and its Subsidiaries on the same terms the Company and its Subsidiaries enjoyed immediately prior to Closing.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have established and maintained backup, business continuity and disaster recovery and security plans, procedures and facilities consistent with all applicable Data Protection Requirements, (ii) the IT Assets are in good working condition, do not contain any Malicious Code and operate and perform as necessary to conduct the business of the Company and its Subsidiaries and (iii) the Company and its Subsidiaries have addressed all “critical,” “high” and any other risks, threats, deficiencies and vulnerabilities identified in any information security risk audit, assessment or penetration testing carried out by or for the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is currently no, and since January 1, 2023, there has not been any, Action asserted against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its or their customers, end users, Sub-Processors, or distributors related to the IT Assets, nor have there been any written threats thereof.

Section 4.16         Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)          (i) the Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by any of them (taking into account any applicable extensions to file), (ii) each of such filed Tax Returns (taking into account all amendments thereto) were true, correct and complete, (iii) all Taxes required to be paid by the Company or any of its Subsidiaries have been timely paid (whether or not shown as due on any such Tax Return), and (iv) the Company and each of its Subsidiaries have duly and timely withheld all Taxes required to be withheld from any payments to any employee, independent contractor, creditor or other third party and such withheld Taxes have either been duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority;

 (b)         neither the Company nor any of its Subsidiaries is bound by any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or has received or requested any private letter ruling, technical advice memorandum or other written ruling from a Governmental Authority, which agreement, ruling or memorandum would be binding on the Company or any of its Subsidiaries with respect to any taxable period for which the applicable statute of limitations has not yet expired;

(c)          neither the Company nor any of its Subsidiaries has any liability for Taxes of another person (A) by reason of any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreements solely among the Company and its Subsidiaries or among the Company’s Subsidiaries or (y) any other contracts entered into in the ordinary course of business consistent with past practice and not primarily related to Taxes) or (B) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of being or having been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company or any of its Subsidiaries is or was the common parent);

(d)          none of the Company nor any of its Subsidiaries have within the two years prior to the date hereof constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 or 361 of the Code;

(e)          (i) neither the Company nor any of its Subsidiaries has received written notice of any audit, examination, investigation or other proceeding from any Governmental Authority in respect of liabilities for Taxes of the Company or any of its Subsidiaries, which has not been settled or otherwise resolved, (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, and (iii) other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, in each case, that would be effective following the First Effective Time;

(f)           with respect to each of the Company and its Subsidiaries, no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or such Subsidiary (as applicable) does not file income or franchise Tax Returns that the Company or such Subsidiary (as applicable) is or may be subject to income or franchise Tax in that jurisdiction;

(g)          during the three (3) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” or any transaction of interest as defined in Treasury Regulation Section 1.6011-4(b) or any similar Law of a jurisdiction in which the Company or any of its Subsidiaries files Tax Returns in any tax year for which the statute of limitations has not expired; and

(h)          each of the Company’s non-U.S. Subsidiaries is, and has been since its formation, an entity that is treated as an association taxable as a corporation for U.S. federal income tax purposes and no election has been made pursuant to Treasury Regulations Section 301.7701-3 to treat any such Subsidiary otherwise.

Section 4.17         Material Contracts.

(a)          Section 4.17(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract, including any amendments, supplements or schedules thereto (other than any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or by which their respective properties or assets are bound, except for this Agreement, that:

(i)           constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)          is a joint venture, special purpose entity, alliance, partnership, limited liability company or similar agreement in which the Company or any Company Subsidiary owns, directly or indirectly, any voting or economic interest (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) that is material to the Company and its Subsidiaries, taken as a whole;

(iii)         is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those solely among the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of its wholly owned Subsidiaries;

(iv)         is a Contract (excluding, for the avoidance of doubt, Company Leases or Contracts relating to the licensing or development of Intellectual Property Rights) relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets, consolidation or otherwise) of any business, operations, properties, rights (including Intellectual Property Rights) or assets, other than purchase or sale of inventory or equipment in the ordinary course of business consistent with past practice (A) that was entered into after January 1, 2023 for aggregate actual or contingent consideration under such Contract in excess of $1 million or (B) which has continuing or contingent obligations that would reasonably be expected to result in the receipt or making by the Company or any of its Subsidiaries of future payments, individually or in the aggregate, in excess of $5 million;

(v)          is with a related person (as defined in Item 404 of Regulation S-K of the Exchange Act) that would be required to be disclosed in the Company SEC Documents;

(vi)         is a Contract with any Top Customer or Top Supplier;

(vii)        is a Contract containing any (A) covenant or other provision limiting in any material respect the freedom or right of the Company or any of its Subsidiaries to compete or engage in any line of business or geographic region or with any Person, or to use its spectrum-related properties, rights or assets, (B) covenant or other provision prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so, (C) “most favored nation” or “exclusivity” provisions, (D) minimum volume or purchase commitments or (E) requirement that the Company or any of its Subsidiaries provide any minimum level of service, in each case of the above, which are, or in a manner that is, material to the Company and its Subsidiaries, taken as a whole;

(viii)       is a Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than with respect to any wholly owned Subsidiary of the Company) in excess of $1 million;

(ix)         is a Government Contract involving expenditures or receipts in excess of $500,000 in any twelve (12) month period;

(x)          is a reseller, sales agent, dealer, joint marketing or distribution Contract that would be reasonably likely to involve commissions or payments by the Company or any of its Subsidiaries, in each case, in any twelve (12) month period pursuant to such Contract in excess of $1 million;

(xi)         is a Contract providing for indemnification of any officer, director or employee of the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s or its Subsidiaries’ standard forms previously made available to Parent;

(xii)        is a Contract in settlement of an Action that involves payments in excess of $500,000 or that imposes material restrictions or obligations on the Company or any of its Subsidiaries after the date hereof;

(xiii)       is a Collective Bargaining Agreement;

(xiv)       is a Contract that involves committed future expenditures or receipts by the Company or any of its Subsidiaries of more than $10 million in any one-year period;

(xv)        is a Contract (A) pursuant to which the Company or any of its Subsidiaries is granted a license, covenant not to sue or other right to use any material Intellectual Property Rights of a Third Party (other than (1) agreements in which non-exclusive licenses of Intellectual Property Rights are incidental and not material to such Contracts, (2) Open Source Licenses, or (3) non-exclusive licenses for use of commercially available hardware or Software pursuant to shrink wrap, click through or other standard licensing terms), (B) pursuant to which the Company or any of its Subsidiaries has granted a Third Party a license, covenant not to sue, or other right to any Owned IP Rights (other than any non-exclusive licenses granted to customers or Third Party contractors acting on behalf of the Company or its Subsidiaries or service providers providing services to the Company or its Subsidiaries in the ordinary course of business consistent with past practice), or (C) pursuant to which any material Intellectual Property Right is or has been developed by or for the Company or any of its Subsidiaries, assigned to the Company or any of its Subsidiaries by any other Person, or assigned by the Company or any of its Subsidiaries to any other Person (other than any Contracts signed by employees and contractors assigning to the Company or any of its Subsidiaries any Intellectual Property Rights made by such Person, in each case entered into in the ordinary course of business consistent with past practice), in each of cases (A)–(C), including any Contract under which the rights granted are exclusive or sublicensable ((A)–(C) collectively, “Company IP Agreements”);

(xvi)       is a Contract that (A) contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any voting or equity interests or any material assets, material rights or material properties of the Company or any of its Subsidiaries or (B) limits or restricts the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any voting or equity interests or any material assets, material rights or material properties (including restrictions on the transfer of any material Intellectual Property Rights or Material Telecommunications Permits) of the Company or any of its Subsidiaries;

(xvii)      is a Contract relating to the creation of a Lien on any Material Telecommunications Permit; or

(xviii)     is a Contract relating to the use, lease, coordination, sharing, or transfer of any Material Telecommunications Permit, including any spectrum lease agreement, coordination agreement, spectrum sharing agreement, or secondary market arrangement (other than Contracts solely among the Company and its wholly owned Subsidiaries).

(b)          True and complete copies of each Company Material Contract in effect as of the date hereof have been made available to Parent. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries party to such Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, or has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract, (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, or has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract and no event has occurred (with or without notice or lapse of time or both) that would reasonably be expected to modify in a manner adverse to the Company or its Subsidiaries any Company Material Contract, and (iii) each Company Material Contract is, (A) a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and the other parties thereto (provided that (I) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (II) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Action therefor may be brought), and (B) in full force and effect. Neither the Company nor any of its Subsidiaries has received, in the twelve (12) month period prior to the date of this Agreement, any written, or, to the Knowledge of the Company, oral notice from any person that such person intends to terminate, accelerate maturity or performance, not renew or modify in a manner adverse in any material respect to the Company or its Subsidiaries any Company Material Contract.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries (i) is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of the Key Terms Agreement or any Contract related to the Key Terms Agreement between Customer Parent or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (ii) has taken any action, or refrained from taking any action (other than any action that the Company and its Subsidiaries are prohibited from taking pursuant to the terms of this Agreement), resulting in an Effect, individually or in the aggregate with all other Effects resulting from any action or refrainment from taking any action by the Company or any of its Subsidiaries (other than any action that the Company and its Subsidiaries are prohibited from taking pursuant to the terms of this Agreement), which would reasonably be expected to (A) result in or constitute a breach or default of the Key Terms Agreement or (B) materially and adversely affect the rights of the Company or any of its Subsidiaries under the Post-Closing KTA Amendment.

Section 4.18         Real Property.

(a)          A true, correct and complete list of all material real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) as of the date hereof is disclosed in Section 4.18(a) of the Company Disclosure Letter. The Company or its Subsidiaries are the sole owners of the Owned Real Property. With respect to the Owned Real Property, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation (nor to their Knowledge, is any such proceeding, action or agreement pending or threatened) with respect to any portion of the Owned Real Property.

(b)          A true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries pursuant to a Company Lease (collectively, including the improvements thereon, the “Leased Real Property”) as of the date hereof is disclosed in Section 4.18(b) of the Company Disclosure Letter. The Company has made available to Parent accurate and complete copies of each Company Lease.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and/or its Subsidiaries have good and valid fee simple title to all Owned Real Property and valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all of the Company Leases are valid and in full force and effect, and, as of the date hereof, (i) no event has occurred or condition exists that constitutes, or with notice or lapse of time, or both, would constitute, a default by the Company or any Subsidiaries or, to their Knowledge, any other party thereto, under any Company Lease and (ii) neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Leased Real Property or any lender, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such Company Lease. There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right to use, occupy or acquire any Owned Real Property or Leased Real Property to any Person other than the Company or its Subsidiaries, and there is no Person in possession of any Owned Real Property or Leased Real Property other than the Company or its Subsidiaries, except in each case in a manner that would not interfere in any material respect with the Company’s use of such Owned Real Property and the Leased Real Property. The Owned Real Property and the Leased Real Property constitute all material real property currently used in the business of the Company and its Subsidiaries.

Section 4.19         Environmental. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)          the Company and its Subsidiaries are and, have been since January 1, 2023 in compliance with all applicable Environmental Laws, including, but not limited to, obtaining, maintaining and possessing all Company Permits required for their operations under applicable Environmental Laws and compliance with the terms of such Company Permits and there are no actions or proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Company Permit;

(b)          there has been no contamination by, Release of, or exposure to, any Hazardous Materials by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other Person at, on, under or from any Owned Real Property, Leased Real Property, any property formerly owned, leased or operated by the Company or any of its Subsidiaries or any other property where hazardous waste generated by the Company or any of its Subsidiaries have been transported to or otherwise sent for disposal, in each case in a manner that has resulted or would be reasonably likely to result in liability to the Company or any of its Subsidiaries pursuant to Environmental Laws;

(c)          (i) except as pertaining solely to matters which have been fully resolved, neither the Company nor any of its Subsidiaries has received any notice, report or other information from any Governmental Authority or any other Person regarding, and (ii) there is no pending or, to the Knowledge of the Company, threatened Action or Order pursuant to any Environmental Law or arising from the Release, threatened Release, transportation of, or exposure to, Hazardous Materials against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or any Company Permit required under applicable Environmental Law or otherwise may be liable under any applicable Environmental Law;

(d)          neither the Company nor any of its Subsidiaries has assumed or undertaken by Contract any liabilities or obligations pursuant to Environmental Laws; and

(e)          the Company and its Subsidiaries have made available to Parent copies of all material environmental or health and safety assessments, Company Permits, reports, audits and other material documents in the possession of the Company or its Subsidiaries or under their control that relate to any unresolved material non-compliance with any Environmental Law by the Company or any of its Subsidiaries, any material and unresolved liability under any Environmental Law, including relating to any material Hazardous Materials Released or other materially adverse environmental condition at, on, under or migrating from any real property that the Company or its Subsidiaries currently or formerly has owned, operated or leased.

Section 4.20         Takeover Statutes. Assuming the accuracy of the representation contained in Section 5.10, the Company Board has taken all actions and votes as are necessary to render the provisions of Section 203 of the DGCL the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) and any similar provisions in the Company Certificate of Incorporation inapplicable to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.

Section 4.21         Requisite Stockholder Approval. The affirmative vote or written consent of the holders of a majority of the Company Common Stock issued and outstanding and entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any class or series of the Company’s capital stock, or any holder of any other security of the Company, required in connection with the adoption of this Agreement and the approval of the consummation of the transactions contemplated herein, and will be sufficient to approve and adopt this Agreement and the transactions contemplated herein, including the Mergers, in accordance with the DGCL and the Company’s organizational documents. The execution and delivery of a written consent by the Supporting Stockholders in the form attached hereto as Exhibit D (the “Written Consent”) adopting this Agreement and approving the transactions contemplated hereby, including the Mergers, in accordance with the DGCL, will satisfy the Requisite Stockholder Approval.

Section 4.22         Brokers. Except for those Persons set forth in Section 4.22 of the Company Disclosure Letter and BDT & MSD Partners, LLC (“BDT & MSD”), whose fees and expenses shall be borne solely by the Company, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission payable by the Company or any of its Subsidiaries in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Company Board (or any committee or subcommittee thereof) or any Subsidiary of the Company. The Company has, prior to the execution and delivery of this Agreement, made available to Parent a true, correct, and complete copy of the Company’s engagement letter with each Person set forth (or required to be set forth) in Section 4.22 of the Company Disclosure Letter and BDT & MSD relating to the transactions contemplated hereby, including the Mergers.

Section 4.23         Opinion of Financial Advisor. The Company Special Committee has received the oral opinion of Evercore Group L.L.C., the Company Special Committee’s financial advisor, to be confirmed by delivery of a written opinion, that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications, and conditions set forth in such opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Mergers is fair, from a financial point of view, to such holders. As soon as practicable following the execution of this Agreement, the Company will make available to Parent, solely for informational purposes and on a non-reliance basis by Parent, Acquisition Sub I and Acquisition Sub II, an accurate and complete copy of such written opinion.

Section 4.24         Insurance. The Company maintains insurance policies with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect as of the date hereof. The Company and its Subsidiaries have paid, or have caused to be paid, all premiums due under such Insurance Policies and have not received written notice that they are in default with respect to any obligations under the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing Insurance Policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.25         Affiliate Transactions. Except for any compensation or other employment arrangements entered into in the ordinary course of business consistent with past practice between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, Contracts, arrangements, commitments or understandings between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company (including any director or officer), on the other, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (each an “Affiliate Transaction”).

Section 4.26         Government Contracts.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, with respect to each Government Contract and each Government Bid, the Company and its Subsidiaries, (i) are not in breach of or default under the terms of any Government Contract, (ii) have complied with the terms and conditions of its Government Contracts and Government Bids, and Laws applicable to any Government Contract or Government Bid, (iii) have not received written notice from any Governmental Authority or other Person alleging any non-compliance with such terms and conditions or Laws, (iv) have not received or been provided written (nor to the Knowledge of the Company, any oral) cure notice, show cause notice, or notice of investigation by a Governmental Authority, (v) have made true and accurate representations and certifications applicable to such Government Contracts and Government Bids and have updated such representations and certifications as required and (vi) have not made any voluntary or mandatory disclosure to any Governmental Authority, nor been required to make such a mandatory disclosure, with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Government Contract or Government Bid.

(b)          Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101), has been suspended or debarred from contracting with a Governmental Authority or been notified in writing of any proposed suspension or debarment from a suspending or debarring official.

(c)          As of the date hereof, neither the Company nor any of its Subsidiaries hold any facility security clearances and all cleared activities are performed at contracting partners’ secured facilities. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each employee of the Company or any of its Subsidiaries possesses all Personnel Security Clearances (“PCLs”) required to perform the applicable Government Contracts, (ii) all requisite PCLs are valid and in full force and effect, (iii) each current employee of the Company or a Subsidiary who holds a PCL is, and during the past three (3) years has been, in compliance with the NISPOM Rule and all other applicable national security regulations in all material respects, and (iv) neither the Company nor any of its Subsidiaries has received written notice of any liabilities or obligations arising from any violation of the NISPOM Rule, or any prior failure to maintain at least a “satisfactory” rating.

Section 4.27         Anti-Corruption and Outbound Investment Security Compliance.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee, partner or Affiliate of the Company or any of its Subsidiaries (in each case acting on behalf of the Company or its Subsidiaries), has taken any action, directly or indirectly, that has resulted or would result in, (i) a violation by any such person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (ii) a violation by any such person of any other applicable Anti-Corruption Laws or (iii) a violation of, or operation in non-compliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

(b)          Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each of their respective officers and employees and directors, acting in their capacity as such, is and has since January 1, 2020 been in compliance with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate in all material respects and have been properly filed with the appropriate Governmental Authority.

(c)          Neither the Company nor any of its Subsidiaries is a “person of a country of concern” or “covered foreign person,” each within the meaning of 31 C.F.R. § 850.

Section 4.28         No Other Representations or Warranties.

(a)          Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered hereunder by the Company to Parent, Acquisition Sub I or Acquisition Sub II, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub I, Acquisition Sub II or any of their Affiliates or Representatives, including with respect to their respective businesses, operations, properties, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this Article IV or in any certificate delivered hereunder by the Company to Parent, Acquisition Sub I and Acquisition Sub II, none of the Company, any of the Company’s Subsidiaries or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent, Acquisition Sub I or Acquisition Sub II with respect to any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management or information made available on any electronic data room for “Gravity” and maintained by the Company for purposes of the Mergers and the other transactions contemplated by this Agreement.

(b)          Except for the representations and warranties expressly set forth in Article V or in any certificate delivered hereunder by Parent, Acquisition Sub I or Acquisition Sub II to the Company, the Company, on behalf of itself, each of the Company’s Subsidiaries and its and their respective Affiliates and Representatives, acknowledges and agrees that (i) none of Parent, Parent’s Subsidiaries (including Acquisition Sub I and Acquisition Sub II) or any other Person on behalf of Parent or any of Parent’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to Parent or any of Parent’s Subsidiaries, or with respect to the accuracy or completeness of any information provided, or made available, to the Company or any of their Affiliates or Representatives, including with respect to their respective businesses, operations, properties, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, and the Company and its Subsidiaries are not relying on any representation, warranty or other information of any Person and (ii) no person has been authorized by Parent, Parent’s Subsidiaries (including Acquisition Sub I or Acquisition Sub II) or any other Person on behalf of Parent to make any representation or warranty relating to Parent, Acquisition Sub I or Acquisition Sub II or their respective business or otherwise in connection with this Agreement, the Mergers and the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by the Company or its Subsidiaries as having been authorized by any of such entities. Without limiting the generality of the foregoing, the Company, on behalf of itself, each of the Company’s Subsidiaries and its and their respective Affiliates and Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V or in any certificate delivered hereunder by Parent to the Company, none of Parent, Acquisition Sub I or Acquisition Sub II or any other Person has made a representation or warranty (including as to completeness or accuracy) to the Company or any of the Company’s Subsidiaries or their respective Representatives with respect to, Parent, Acquisition Sub I, Acquisition Sub II or any of their Affiliates or their respective Representatives providing, or making available, to the Company or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information provided, or made available, to the Company and/or its Representatives in connection with presentations by the Parent’s management or information provided, or made available, on any electronic data room for “Gravity” and maintained by the Parent for purposes of the Mergers and the other transactions contemplated by this Agreement. The Company acknowledges that it has (i) conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations and business of Parent and its Subsidiaries and, in making its determination to proceed with the Mergers and the other transactions contemplated by this Agreement and (ii) relied solely on the results of its own independent investigation and the representations and warranties set forth in Article V and in any certificate delivered hereunder by the Parent to the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUISITION SUB I AND ACQUISITION SUB II

Except as disclosed in the Parent SEC Documents filed by Parent on or after January 1, 2023 and publicly available (in unredacted form) prior to the date of this Agreement (including exhibits and other information incorporated by reference therein but excluding any disclosures set forth under the headings “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) to the extent that the applicable disclosure in the Parent SEC Documents is such that its relevance to a representation or warranty contained in this Article V is reasonably apparent on the face of such disclosure, Parent, Acquisition Sub I and Acquisition Sub II hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1           Organization and Qualification. Each of Parent, Acquisition Sub I and Acquisition Sub II is a corporation, partnership or other entity duly organized, validly existing and (in jurisdictions that recognize the concept of good standing) in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority (i) to conduct its business as it is now being conducted, and (ii) to own, lease and use its assets or properties in the manner in which its assets or properties are now owned, leased and being used, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Acquisition Sub I and Acquisition Sub II is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character of its properties and assets owned or leased makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent Organizational Documents, as currently in effect, have been made available to the Company. Parent is not in violation of any provision of the Parent Organizational Documents.

Section 5.2           Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”). As of April 10, 2026, 10,754,387,514 shares of Parent Common Stock were issued and outstanding.

(b)          All of the outstanding shares of capital stock or equivalent equity interests of Acquisition Sub I and Acquisition Sub II are owned of record and beneficially, directly or indirectly, by Parent and free and clear of all Liens except for restrictions imposed by applicable securities Laws.

Section 5.3           Authority Relative to Agreement.

 (a)         Parent, Acquisition Sub I and Acquisition Sub II have all necessary entity power and authority to (i) execute and deliver this Agreement, (ii) perform its covenants and obligations hereunder and (iii) consummate the transactions contemplated hereby, including the Mergers and the Share Issuance. The execution, delivery and performance of this Agreement by Parent, Acquisition Sub I and Acquisition Sub II, and the consummation by Parent, Acquisition Sub I and Acquisition Sub II of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent, Acquisition Sub I and Acquisition Sub II, and, except for the approval by Parent, in its capacity as sole stockholder of Acquisition Sub I and sole member of Acquisition Sub II, no other corporate action or proceeding on the part of Parent, Acquisition Sub I or Acquisition Sub II is necessary to authorize the execution, delivery and performance of this Agreement by Parent, Acquisition Sub I and Acquisition Sub II and the consummation by Parent, Acquisition Sub I and Acquisition Sub II of the transactions contemplated by this Agreement, including the Mergers and the Share Issuance. This Agreement has been duly executed and delivered by Parent, Acquisition Sub I and Acquisition Sub II and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, Acquisition Sub I and Acquisition Sub II, enforceable against Parent, Acquisition Sub I and Acquisition Sub II in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) subject to the terms of this Agreement, the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)          The Parent Board has, by resolutions duly adopted by the requisite vote of its directors, (i) approved this Agreement and approved the consummation of the transactions contemplated hereby, including the Mergers and the Share Issuance, and (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and its stockholders, as applicable. No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby or is otherwise required by the Parent Organizational Documents.

(c)          The Acquisition Sub I Board has, by resolutions duly adopted by the requisite vote of the directors, (i) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated hereby, including the Mergers, (ii) directed that the First Merger be submitted for consideration by Acquisition Sub I’s sole stockholder and (iii) recommended that the sole stockholder of Acquisition Sub I adopt this Agreement and approve the First Merger. Following the adoption of this Agreement and the approval of the First Merger by Parent, acting in its capacity as the sole stockholder of Acquisition Sub I, no further vote of the holders of any capital stock of Acquisition Sub I will be required to consummate the First Merger.

(d)          The Acquisition Sub II Board has, by resolutions duly adopted by the requisite vote of the board of managers, (i) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated hereby, including the Mergers, (ii) directed that the Second Merger be submitted for consideration by Acquisition Sub II’s sole member and (iii) recommended that the sole member of Acquisition Sub II adopt this Agreement and approve the Second Merger. Following the adoption of this Agreement and the approval of the Second Merger by Parent, acting in its capacity as the sole member of Acquisition Sub II, no further vote of the holders of any membership interests of Acquisition Sub II will be required to consummate the Second Merger.

Section 5.4           No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement by Parent, Acquisition Sub I and Acquisition Sub II nor the consummation by Parent, Acquisition Sub I and Acquisition Sub II of the transactions contemplated hereby will (i) violate any provision of the Parent Organizational Documents or (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent, Acquisition Sub I or Acquisition Sub II or by which any properties or asset of Parent, Acquisition Sub I or Acquisition Sub II is bound or affected, other than, in the case of clause (ii), any such conflict or violation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)          No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the applicable reporting or other requirements of and filings with the SEC pursuant to the Exchange Act and the Securities Act, (ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State, (iii) the applicable requirements under corporation, limited liability company, or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) such other items required solely by reason of the participation of the Company or the Majority Stockholder in the transactions contemplated hereby, (vi) compliance with and filings or notifications under (A) Antitrust Laws and (B) applicable Foreign Investment Laws, (vii) compliance with and filings, registrations or notifications under Satellite and Communications Laws (and if Team Telecom requests the FCC to defer approving the transaction until Team Telecom has reviewed the transactions contemplated by this Agreement, then also any filings with Team Telecom), (viii) compliance with the applicable listing and corporate governance rules and regulations of the Parent Stock Exchange, and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5           Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation, pending or threatened, by any Governmental Authority involving, Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 5.6           Parent SEC Documents; Financial Statements.

(a)          Since January 1, 2023, Parent has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports filed with the SEC, including any amendments thereto, the “Parent SEC Documents”). As of their respective dates, or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such filing, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b)          The consolidated financial statements (including all related notes) of Parent included in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated therein or in the notes to such financial statements), and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that would not be material in effect or amount to Parent and its Subsidiaries, taken as a whole, and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 5.7           Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement is filed with the SEC or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Representatives in writing expressly for inclusion therein. None of the information supplied or to be supplied by Parent for inclusion in the Information Statement shall, at the time the Information Statement or any amendment or supplement thereto, as applicable, is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Representatives in writing expressly for inclusion therein. The Registration Statement (solely with respect to the portion thereof based on information supplied by Parent or its Representatives in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

Section 5.8           Capitalization of Acquisition Sub I and Acquisition Sub II. As of the date hereof, the authorized share capital of Acquisition Sub I consists of 100 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub I is, and at the First Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. As of the date hereof, all of the issued and outstanding limited liability company interests of Acquisition Sub II are, and at the Second Effective Time will be, owned by Parent. Each of Acquisition Sub I and Acquisition Sub II was formed solely for the purpose of engaging in the transactions contemplated hereby, and has not conducted any business prior to the date hereof and has no, and prior to the First Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and other transactions contemplated by this Agreement.

Section 5.9           Brokers. No broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub I, Acquisition Sub II or any of their respective subsidiaries for which the Company would be liable.

Section 5.10         Share Ownership. None of Parent, Acquisition Sub I, Acquisition Sub II or any of their Affiliates has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

Section 5.11         Absence of Certain Agreements. As of the date hereof, other than this Agreement, the Support Agreement, the Contracts set forth in Section 6.19 of the Company Disclosure Letter or as otherwise expressly contemplated hereby or thereby, neither Parent nor any of its Subsidiaries has entered into any Contract or authorized, committed or agreed to enter into any such Contract with any (a) Supporting Stockholder or any director or executive officer of the Company, pursuant to which such Person (i) would be entitled to receive payment or consideration of a different amount or nature than the Merger Consideration or other compensation in connection with the transactions contemplated by this Agreement, (ii) agrees to vote to adopt or approve this Agreement or the Mergers, or (iii) agrees to vote against any Superior Proposal or (b) director or executive officer of the Company or its Subsidiaries relating to such Person’s employment, service or consulting relationship with Parent, the Surviving Corporation or any of their respective Subsidiaries after the First Effective Time.

Section 5.12         Acknowledgment of Disclaimer of Other Representations and Warranties.

 (a)         Except for the representations and warranties expressly set forth in this Article V or in any certificate delivered hereunder by Parent, Acquisition Sub I or Acquisition Sub II to the Company, none of Parent, Acquisition Sub I, Acquisition Sub II or any other Person on behalf of Parent, Acquisition Sub I or Acquisition Sub II makes, or has made (and Parent, on behalf of itself, each of Parent’s Subsidiaries (including Acquisition Sub I and Acquisition Sub II), and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to Parent or any of its Subsidiaries (including Acquisition Sub I and Acquisition Sub II) or with respect to the accuracy or completeness of any information provided, or made available, to the Company or any of its Affiliates or Representatives, including with respect to their respective businesses, operations, properties, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement. Except for the representations and warranties expressly set forth in this Article V or in any certificate delivered hereunder by Parent, Acquisition Sub I or Acquisition Sub II to the Company, none of Parent, any of its Subsidiaries (including Acquisition Sub I and Acquisition Sub II) or any other Person makes (and Parent, on behalf of itself, each of Parent’s Subsidiaries (including Acquisition Sub I and Acquisition Sub II), and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to the Company with respect to any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to the Company and/or its Representatives in connection with presentations by Parent’s management or information made available on any electronic data room and maintained by Parent for purposes of the Mergers and the other transactions contemplated by this Agreement.

(b)          Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered hereunder by the Company to Parent, Parent, on behalf of itself, each of Parent’s Subsidiaries (including Acquisition Sub I and Acquisition Sub II) and its and their respective Affiliates and Representatives acknowledges and agrees that (i) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries, or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub I, Acquisition Sub II or any of their Affiliates or Representatives, including with respect to their respective businesses, operations, properties, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, and Parent and its Subsidiaries (including Acquisition Sub I and Acquisition Sub II) are not relying on any representation, warranty or other information of the Company or any Person and (ii) no person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company, its Subsidiaries or their respective business or otherwise in connection with this Agreement, the Mergers and the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or its Subsidiaries as having been authorized by such entity. Without limiting the generality of the foregoing, Parent, on behalf of itself, each of Parent’s Subsidiaries and its and their respective Affiliates and Representatives, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered hereunder by the Company to Parent, Acquisition Sub I or Acquisition Sub II, none of the Company, any of the Company’s Subsidiaries or any other Person has made a representation or warranty (including as to completeness or accuracy) to Parent or any of Parent’s Subsidiaries or their respective Representatives with respect to, the Company or any of its Affiliates or their respective Representatives providing, or making available, to Parent, Acquisition Sub I, Acquisition Sub II or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information provided, or made available, to Parent and/or its Representatives in connection with presentations by the Company’s management or information provided, or made available, on any electronic data room for “Gravity” and maintained by the Company for purposes of the Mergers and the other transactions contemplated by this Agreement. Each of Parent, Acquisition Sub I and Acquisition Sub II acknowledges that it has (i) conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the Mergers and the other transactions contemplated by this Agreement and (ii) relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV and in any certificate delivered hereunder by the Company to Parent, Acquisition Sub I or Acquisition Sub II.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1           Conduct of Business by the Company Pending the Mergers. The Company covenants and agrees that, between the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as required by applicable Law or Order, (ii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly required or expressly permitted pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to, (x) conduct its and their respective business, in all material respects, in the ordinary course of business consistent with past practice, (y) use its and their respective commercially reasonable efforts to preserve substantially intact its current business organization, lines of business, material Company Permits, Company Satellites and all other material assets and (z) use its and their respective commercially reasonable efforts to keep available the services of its and their respective current officers and other key employees and preserve in all material respects its and their respective relationships with all material customers, suppliers, landlords, creditors, licensors, licensees, employees, Governmental Authorities and other Persons with which it has material business relations; provided that no action by the Company or its Subsidiaries with respect to matters expressly permitted by Section 6.1(a)-(dd) shall be deemed a breach of the first sentence of this Section 6.1. Without limiting the generality of the foregoing, between the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as required by applicable Law or Order, (ii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly required or expressly permitted pursuant to this Agreement or (iv) as set forth in Sections 6.1(a)-(dd) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)          amend or otherwise change, or permit the adoption of any amendment or change to, the Company Certificate of Incorporation or the Company Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b)          split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (except in connection with (i) the acceptance of shares of Company Common Stock as payment for Taxes incurred in connection with the exercise, vesting or settlement of Company Equity Awards or in payment of the exercise price of Company Equity Awards, in each case, in accordance with the applicable Company Benefit Plan, (ii) the forfeiture of Company Equity Awards or (iii) the redemption or acquisition of Company Preferred Stock pursuant to Section 3.4 or of shares of capital stock in connection with transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries);

(c)          issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities, calls or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or other equity interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise, settlement or payment of any Company Equity Award in accordance with its terms, in either case (A) as is outstanding as of the date hereof or (B) as may be granted after the date hereof in accordance with Section 6.1(g) or the Company ESPP;

(d)          authorize, declare, set aside, establish a record date for, or pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (i) dividends or distributions paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and (ii) in the case of the Company, quarterly cash dividends payable to holders of Company Preferred Stock in accordance with the Certificate of Designation, as in effect as of the date hereof, and consistent with past practice, including with respect to the timing of declaration and amount of payment (and in any event, excluding any special dividend);

(e)          except as required pursuant to a Company Benefit Plan in effect as of the date of this Agreement, (i) increase the compensation payable or that may become payable or the benefits provided to any current or former director, employee or other service provider of the Company and/or any of its Subsidiaries, (ii) grant, increase or amend any severance or termination pay or any change in control, transaction or retention bonuses (whether accompanied by a termination of employment or not) or pay or award, or commit to pay or award, any bonuses or incentive compensation (including cash, equity and equity-based awards) or similar payments to any current or former director, employee or other service provider of the Company and/or any of its Subsidiaries, (iii) establish, adopt, enter into, amend, renew or terminate any Company Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if in effect on the date hereof), (iv) take any action to accelerate the vesting or lapse of restrictions with respect to any payment or benefit, or the funding of any payment or benefit, payable or to become payable under a Company Benefit Plan to any current or former director, employee or other service provider of the Company and/or any of its Subsidiaries, other than as expressly provided by this Agreement, (v) terminate the employment or service of any employee or other service provider of the Company and/or any of its Subsidiaries at the level of Director or above other than for cause, (vi) hire or promote any person who is or would be an executive officer or employee or other service provider of the Company and/or any of its Subsidiaries at the level of Director or above, (vii) become a party to, establish, adopt, materially amend, commence participation in or terminate any Collective Bargaining Agreement or other agreement with a labor union, works council or similar organization, or (viii) waive the restrictive covenant obligations of any current or former employee or other service provider of the Company;

(f)          effectuate a “plant closing” or “mass layoff” (each as defined in the WARN Act) requiring notice under the WARN Act;

(g)          except as set forth in Section 6.1(g) of the Company Disclosure Letter, grant, confer, award or accelerate the vesting or lapse of restrictions of any Company Equity Awards or other equity-based awards, convertible securities or any other rights to acquire any of its or its Subsidiaries’ capital stock, whether settled in cash or shares of Company Common Stock;

(h)          acquire, including by merger, consolidation or acquisition of stock or assets, any equity interest in any Person or any business of any Person or any division or amount of assets thereof, in each case, other than (i) in respect of any merger, or consolidation, business combination solely among the Company’s wholly owned Subsidiaries, (ii) if the aggregate amount of the consideration to be paid or transferred by the Company or any of its Subsidiaries in connection with any such transaction is less than $1 million, individually or in the aggregate, (iii) purchases of supplies, raw materials, equipment and inventory in the ordinary course of business consistent with past practice and (iv) short-term investments of cash in marketable securities in the ordinary course of business consistent with past practice; provided, however, that the foregoing clauses (i) through (iii) shall not apply to acquisitions of any spectrum-related properties, rights or assets (which shall be governed exclusively by Section 6.1(i));

(i)           acquire any spectrum, except (i) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing or planned operations of the Company or any of its Subsidiaries (including with respect to Customer Parent and as contemplated by the Post-Closing KTA Amendment) or (ii) in one or more transactions with respect to which the consideration paid (or payable) by the Company or any of its Subsidiaries does not (or will not) exceed $1 million individually or $5 million in the aggregate (including any cash component of an otherwise fair market value exchange of spectrum licenses);

(j)          form any Subsidiary, other than a wholly owned Subsidiary formed in the ordinary course of business consistent with past practice so long as such formation does not and would not reasonably be expected to adversely affect the Company or any of its Subsidiaries (or, following the Closing, Parent or any of its Subsidiaries (including the Company and its Subsidiaries));

(k)          sell, transfer, lease, license, surrender, divest, cancel, abandon or otherwise subject to a Lien (other than a Permitted Lien) or otherwise dispose of any properties, rights or assets of the Company or its Subsidiaries other than (i) sales, transfers, leases or licenses of supplies, raw materials, equipment and inventory in the ordinary course of business consistent with past practice or among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (ii) non-exclusive licenses of Owned IP Rights in the ordinary course of business consistent with past practice (to the extent not prohibited in Section 6.1(y) or Section 6.1(z)), (iii) the leasing of space at the Company’s or its Subsidiaries’ ground-station sites entered into in the ordinary course of business consistent with past practice, permitting third-party operators to collocate equipment or facilities at such sites, (iv) the entry into coordination agreements with an operator relating to orbital or spectrum use that do not restrict the Company’s or its Subsidiaries’ ability to use licensed frequencies in a particular region or manner, (v) sales, transfers, leases, licenses and other divestitures having a value not in excess of $1 million individually or $5 million in the aggregate or (vi) pursuant to Contracts existing as of the date hereof in accordance with the terms thereof; provided, however, that the foregoing clauses (i), (ii) and (v) shall not include any arrangement or transaction involving spectrum-related properties, rights or assets (which shall be governed exclusively by Section 6.1(u));

(l)           create, incur, or amend in any respect the terms of, any indebtedness for borrowed money or issue any debt securities, warrants, calls or other rights to acquire any debt security, or assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness for borrowed money of, or debt securities issued by, another Person (other than a Subsidiary), except for indebtedness incurred (i) under the Company’s existing indebtedness Contracts or (ii) between or among the Company or any of its wholly owned Subsidiaries; provided, however, that in the case of each of clauses (i) and (ii) such indebtedness either (A) is prepayable or redeemable at the Closing or at any time (subject to customary notice requirements) without premium or penalty or (B) does not subject the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries (including the Company and its Subsidiaries), to any additional restrictions, limitations, covenants or obligations (other than the obligations to make payment on such indebtedness), in the case of this clause (B), to which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is not or will not be otherwise subject;

(m)        (i) terminate, amend or otherwise modify or waive any material right under any Company Material Contract or Company Lease other than in the ordinary course of business consistent with past practice and in a manner that would not reasonably be expected to be adverse to the Company or any of its Subsidiaries (or, following Closing, Parent or any of its Subsidiaries (including the Company and its Subsidiaries)) in any material respect or (ii) renew or enter into any Contract, that if entered into prior to the date of this Agreement, would constitute a Company Material Contract or Company Lease (other than renewals or replacements of Company Material Contracts or Company Leases existing as of the date of this Agreement on substantially similar terms to those in effect as of the date of this Agreement);

(n)          make any loans, advances, guarantees or capital contributions to, or investments in, any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company), other than (i) in the ordinary course of business consistent with past practice that do not exceed $1 million individually or $2 million in the aggregate or (ii) loans, advances or reimbursements to employees, officers or directors for travel and business expenses in the ordinary course of business consistent with past practice;

(o)          assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (i) with respect to obligations of the Company and wholly owned Subsidiaries of the Company and (ii) for obligations under the Company’s indebtedness as of the date of this Agreement;

(p)          make any material change to its methods of accounting in effect as of December 31, 2025, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable Law;

(q)          adopt or enter into a plan of complete or partial liquidation or dissolution, restructuring or recapitalization;

(r)          make or authorize any capital expenditures in excess of the amounts budgeted for such expenditures in the Company’s capital expenditure budget for the applicable fiscal year (or portion thereof) as set forth in Section 6.1(r) of the Company Disclosure Letter; provided that the capital expenditure budget for each fiscal year after fiscal year 2026 shall be deemed to be 110% of the capital expenditure budget set forth in Section 6.1(r) of the Company Disclosure Letter; provided, further, that the Company and its Subsidiaries may make expenditures, in any fiscal year, not to exceed $5 million individually or in the aggregate, to repair damage resulting from insured casualty events or required on an emergency basis (so long as the Company provides Parent prior written notice of any such capital expenditures together with an estimate of the proposed scope of repairs and related costs);

(s)          settle or compromise any Action other than (i) settlements or compromises in accordance with Section 6.17 or (ii) settlements or compromises of any Action, in each case of this clause (ii), not in excess of the (A) amounts specifically reserved in accordance with GAAP with respect to such Action on the audited financial statements of the Company for the fiscal year ending December 31, 2025, or (B) amount set forth in Section 6.1(s) of the Company Disclosure Letter; provided, in each case, that any such settlements or compromises involve solely monetary remedies (without the admission of wrongdoing or a nolo contendere or similar plea by, the imposition of injunctive or other equitable relief on, or restrictions on the activity or conduct of, the Company or any of its Subsidiaries (or, following the Closing, Parent or any of its Subsidiaries));

(t)           re-orbit or dispose of any Company Satellite(s), other than in the case of exigent operational circumstances, such as necessitated by a major failure, compliance with international standards, a demand by a Governmental Authority requiring action or a similar requirement beyond the Company’s and its Subsidiaries’ control; provided that, in each case, except for operational circumstances necessitated by a major failure or similar requirement beyond the Company’s or such Subsidiary’s control, prior authorization from the applicable Governmental Authority is obtained for such re-orbiting or disposal;

(u)          (i) transfer, sell, lease, license, mortgage, pledge, voluntarily surrender, voluntarily abandon or voluntarily allow to lapse (x) any Telecommunications Permit or (y) any spectrum right or other authorization relating to the use of spectrum-related properties, rights or assets held by the Company or any of its Subsidiaries, in each case of the foregoing (x) or (y) that is material to the operation of the business of the Company and its Subsidiaries, taken as a whole, (ii) intentionally take or intentionally fail to take any action that would reasonably be expected to result in any modification, suspension, revocation or non-renewal of any such Telecommunications Permit, spectrum right or other authorization referenced in clause (i) or (iii) grant, create or incur any Lien (other than Permitted Liens) on any such Telecommunications Permit, spectrum right or other authorization referenced in clause (i);

(v)          adopt or implement any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(w)         enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;

(x)          (i) make, change or revoke any material Tax election, (ii) change any entity classification for U.S. federal income tax purposes of any Subsidiary, (iii) settle or compromise any claim, audit, proceeding or liability relating to a material amount of Taxes, (iv) change (or make a request to any Governmental Authority to change) any material Tax accounting period or method, (v) amend any material Tax Return, (vi) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax, (vii) surrender any claim for a material refund of Taxes, or (viii) create an entity or branch outside of the United States that is (x) a direct Subsidiary or branch of the Company or any of its domestic Subsidiaries and (y) treated as a branch, “disregarded entity” or partnership for U.S. federal income tax purposes;

(y)          terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, license (including through covenants not to sue), sell, transfer or otherwise dispose of any material Owned IP Rights or material exclusively in-licensed Intellectual Property Rights, in each case, other than non-exclusive licenses of products, services or technology of the Company and its Subsidiaries granted to suppliers, service providers, distributors and customers in the ordinary course of business consistent with past practice;

(z)          fail to maintain the confidentiality of any material Trade Secrets included in the Owned IP Rights;

(aa)        make any material and adverse modification in the operation or security of, or to the Information Security Program applicable to, the IT Assets of the Company and its Subsidiaries, unless required otherwise by any Data Protection Requirements;

(bb)        cancel any of the Insurance Policies or maintain insurance under such Insurance Policies at less than current levels or otherwise in a manner inconsistent with past practice, other than in the ordinary course of business consistent with past practice;

(cc)        enter into any Contract to purchase real property with a value in excess of $1 million; or

(dd)        except as otherwise permitted by clauses (a) through (cc) above, agree, authorize or commit to do any of the foregoing.

Section 6.2           Written Consent; Preparation of the Information Statement and the Registration Statement.

(a)          Immediately following the execution of this Agreement, in lieu of calling a meeting of the Company’s stockholders, the Company shall submit to, and seek and obtain from, the Supporting Stockholders the Written Consent by no later than twenty-four hours after the execution and delivery of this Agreement. Promptly following receipt of the Written Consent, duly executed by the Supporting Stockholders, and by no later than twenty-four hours after the execution and delivery of this Agreement, the Company shall provide to Parent a copy of such Written Consent. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 of the DGCL, the Company Certificate of Incorporation and the Company Bylaws.

(b)          As promptly as reasonably practicable after the date hereof (and in any event within forty-five (45) Business Days hereof unless otherwise extended by Parent and the Company), the Company and Parent shall cooperate to prepare and cause to be filed with the SEC (i) the Information Statement, which shall be filed by the Company and contain the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the Registration Statement, which shall be filed by Parent and include the Information Statement as a prospectus. Each of Parent and the Company shall furnish to the other party all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Information Statement and the Registration Statement (including information required by Law to be included in such Information or Registration Statement or information requested by the SEC or its staff). Each of Parent and the Company shall use its reasonable best efforts to (A) have the Registration Statement declared effective under the Securities Act and the Information Statement be cleared by the SEC and its staff under the Exchange Act, in each case, as promptly as practicable after such filing (including by responding to comments from the SEC or its staff), and, in the case of Parent, prior to the effective date of the Registration Statement, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in the Mergers, (B) keep the Registration Statement effective through the Closing in order to permit the consummation of the Mergers and the Share Issuance and (C) cause the Registration Statement and the Information Statement to comply with the applicable rules and regulations promulgated by the SEC and any applicable state securities Laws.

(c)          Each of Parent and the Company shall promptly notify the other party upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Information Statement or the Registration Statement, and shall provide the other party promptly with copies of all material correspondence between Parent and its Representatives or the Company and its Representatives, as applicable, on the one hand, and the SEC or the staff of the SEC, on the other hand (including, for the avoidance of doubt, any written comments from the SEC or the staff of the SEC). Each of Parent and the Company shall use reasonable best efforts (with the assistance of, and after consultation with, the other party) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Information Statement or the Registration Statement, as applicable. Prior to filing or mailing the Information Statement or the Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, each of the Company and Parent shall provide the other party and its counsel a reasonable opportunity to review and to propose comments on such document or response and each party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other parties or their respective counsel, except, in each case, to the extent prohibited by applicable Law.

(d)          The Company shall cause the Information Statement to be delivered to the Company’s stockholders in accordance with Section 228 of the DGCL as promptly as practicable after the SEC has declared the Registration Statement to be effective. If, at any time prior to the First Effective Time, any information relating to the Company, Parent, Acquisition Sub I, Acquisition Sub II or any of their respective Affiliates, officers or directors is discovered by the Company, Parent, Acquisition Sub I or Acquisition Sub II which is required to be set forth in an amendment or supplement to the Information Statement or the Registration Statement, so that the Information Statement or the Registration Statement shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

Section 6.3           Appropriate Action; Consents; Filings.

(a)          Subject to the terms and conditions of this Agreement (including the limitations set forth in this Section 6.3), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Mergers set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all Consents from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, (ii) the obtaining of all other necessary Consents or waivers from Third Parties and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Mergers and the Share Issuance, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. Notwithstanding anything in this Agreement to the contrary, obtaining any Third Party Consents or waivers pursuant to clause (ii) of this Section 6.3(a) or otherwise shall not be a condition to the obligations of the parties to consummate the Mergers.

(b)         Each of the parties hereto shall (and, to the extent required, shall cause their respective Affiliates to) (i) promptly (and in no event later than twenty-five (25) Business Days following the date of this Agreement) make its respective filings under the HSR Act, (ii) not more than thirty (30) Business Days following the date of this Agreement (which date may be extended by Parent by up to an additional fifteen (15) Business Days in the aggregate if Parent, acting in good faith, determines that it is advisable for such filings with the FCC to be filed at such later date), submit appropriate filings with the FCC to obtain any Consent required to consummate the Mergers and the other transactions contemplated hereby, (iii) not more than thirty (30) Business Days following the date of this Agreement (which date may be extended by Parent by up to an additional fifteen (15) Business Days in the aggregate if Parent, acting in good faith, determines that it is advisable for such filings to be filed at such later date), submit appropriate filings with the ANFR, Ministry of Telecoms, Ministry of Space and French telecom regulator (ARCEP) to obtain any Consent required to consummate the Mergers and the other transactions contemplated hereby, (iv) promptly after the date of this Agreement (and in any event within the required time periods for filing under the applicable Antitrust Law, Foreign Investment Law or Satellite and Communications Law), prepare, file and submit the notifications, reports and other documents required under any applicable Antitrust Law, Foreign Investment Law or Satellite and Communications Law in the jurisdictions set forth in Section 7.1(d) of the Company Disclosure Letter and (v) as promptly as reasonably practicable, make any other applications and filings with respect to the transactions contemplated hereby, including the Mergers and the Share Issuance, as determined by Parent and the Company to be required under any applicable Law. In furtherance and not in limitation of this Section 6.3(b), Parent shall as soon as reasonably practicable following the date of this Agreement make an information submission to the European Commission disclosing information concerning the transactions contemplated hereby to the extent required by the Regulation (EU) 2022/1925 of the European Union (the Digital Markets Act).

(c)          Each party hereto shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts, and take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law, Foreign Investment Law or any Satellite and Communications Law that may be asserted by any Governmental Authority so as to enable the parties hereto to consummate the transactions contemplated by this Agreement, including the Mergers, prior to the Termination Date; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, (A) neither Parent nor the Company (nor any of their respective Affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner or to agree to any restriction or condition with respect thereto, or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner or to agree to any restriction or condition with respect thereto, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement or to agree to any restriction or condition, in each case, with respect to the assets, operations or conduct of their business (or, following the Closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Affiliates (provided that the Company shall agree to take (and shall take) any such action with respect to the Company and the Company’s Affiliates to the extent (x) the Company is requested in writing to do so by Parent and (y) such action is only binding on or otherwise applicable to the Company from and after the First Effective Time and in the event that the Closing occurs), and (B) Parent or Parent’s Affiliates shall not be required to commit to provide prior notice to, or seek prior approval from, any Governmental Authority with respect to any future transaction. The Company shall not communicate to any Governmental Authority its willingness to consider, offer to take, or to agree to, any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Mergers and the other transactions contemplated by this Agreement without the prior written consent of Parent (which, subject to this Section 6.3(c), may be withheld in Parent’s sole discretion).

(d)          Subject to the confidentiality provisions of the Confidentiality Agreement and the Clean Team Agreement, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, in each case in connection with, the Mergers (including the renewal and maintenance of Material Telecommunications Permits in full force and effect in connection therewith) and the other transactions contemplated hereby, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party reasonable advance notice and the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority, and (iv) supplying each other with copies of all material correspondence, filings or communications between any party and any Governmental Authority with respect to this Agreement; provided, however, that, notwithstanding anything to the contrary contained in this Section 6.3, each of Parent and the Company may reasonably designate material provided to the other party pursuant to this Section 6.3 as “outside counsel only” or “counsel only” (x) as necessary to comply with legal or contractual arrangements and/or (y) as necessary to address reasonable privilege, legal, confidentiality or competitive sensitivity concerns, and such materials and the information contained therein shall only be provided to the outside counsel and advisors of the receiving party to whom such materials or information is necessary to be provided and will not be disclosed by such counsel or advisors to others at the receiving party without the disclosing party’s prior written consent. Notwithstanding anything else contained in this Agreement, Parent shall, after consultation with the Company and consideration of the Company’s views in good faith, have the sole right to control and direct all antitrust strategy and communications regulatory strategy in connection with the review of the transactions contemplated by this Agreement by any Governmental Authority, including any submission to, litigation by, or negotiations with, any Governmental Authority or other Person related to the transactions contemplated hereby under any Antitrust Law, Foreign Investment Law or any Satellite and Communications Law, including with respect to any determination to pull and refile any filing made under the HSR Act or enter into a timing agreement with any Governmental Authority, including any agreement to delay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Law, Foreign Investment Law or any Satellite and Communications Law. The Company acknowledges that, in connection with the transactions contemplated by this Agreement and notwithstanding anything herein to the contrary, Parent may submit one or more applications to the FCC and other relevant Governmental Authorities for authorization of a satellite constellation, including applications filed contemporaneously with any application for approval of the transfer of control of the Company or its licenses.

Section 6.4           Access to Information; Confidentiality.

(a)          Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries and its and their respective Representatives to) afford to Parent and the representatives, officers, directors, employees, agents, attorneys, accountants, consultants and financial advisors (collectively, “Representatives”) of Parent reasonable access, in such a manner so as not to unreasonably interfere with the normal operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period commencing on the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested by Parent or its Representatives (acting on Parent’s behalf); provided, however, that nothing herein shall require the Company or any of its Subsidiaries or Representatives to disclose any information to Parent, Acquisition Sub I or Acquisition Sub II to the extent such disclosure would, in the reasonable judgment of the Company, (i) result in a Third Party competitor of the Company receiving information that is competitively sensitive and would cause competitive harm to the Company and its Subsidiaries if the Mergers are not consummated, (ii) violate applicable Law or the confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party, (iii) jeopardize any attorney-client or other legal privilege, work product doctrine or similar protection or (iv) be reasonably pertinent to any Action in which the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties and such disclosure would actually prejudice the Company or any of its Affiliates (provided that the Company shall advise Parent that the Company is withholding such information and the reasons therefor and the Company shall use reasonable efforts to allow for such disclosure or access in a manner that would not violate clauses (i)-(iv)); provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. No investigation or access permitted pursuant to this Section 6.4 shall be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. Parent agrees that the Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder. Parent and the Company will cooperate to minimize, to the extent reasonably practicable, any unnecessary disruption to the businesses of the Company and its Subsidiaries that may result from the requests for access, data and information hereunder.

(b)          The Confidentiality Agreement and the Clean Team Agreement shall remain in full force and effect in accordance with its terms until the First Effective Time, at which time the Confidentiality Agreement and Clean Team Agreement shall automatically terminate without further action.

Section 6.5           Non-Solicitation; Competing Proposals.

(a)          Upon the execution and delivery of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective directors and officers to, and shall instruct its and its Subsidiaries’ other Representatives to, immediately (i) cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal and (ii) terminate access by any Third Party or any of its Representatives to any physical or electronic data room relating to any potential Competing Proposal. The Company shall promptly (and in any event, within twenty-four (24) hours) request that each Third Party and each of its Representatives that has previously executed a confidentiality agreement with the Company relating to any potential Competing Proposal promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, in each case, in accordance with the terms of such confidentiality agreement.

(b)          The Company shall promptly (and in any event within twenty-four (24) hours) of receipt by the Company or any of its Representatives of any Competing Proposal, any proposal or offer that would reasonably be expected to lead to a Competing Proposal or any inquiry or request for non-public information or access to properties, books and records relating to a Competing Proposal or that would reasonably be expected to lead to a Competing Proposal (in each case whether in writing or oral), deliver to Parent (i) a written notice setting forth (A) the identity of the Third Party making such Competing Proposal, proposal, offer, inquiry, or request and (B) the terms and conditions of any such Competing Proposal, proposal, offer, inquiry, or request and (ii) complete unredacted copies of all documents and communications received by the Company or any Representative of the Company setting forth the terms and conditions of, or otherwise relating to, such Competing Proposal, proposal, offer, inquiry or request. The Company shall keep Parent informed on a reasonably current basis with respect to the status of any such Competing Proposal, proposal, offer, inquiry or request and any changes, amendments or modifications to the financial or other terms and conditions of any such Competing Proposal, proposal, offer, inquiry or request, and in any event within twenty-four (24) hours following the Company’s (or its Representatives’) receipt of such change, amendment or modification. The Company shall promptly (and in any event within twenty-four (24) hours) provide Parent unredacted copies of all written proposals or offers (or, with respect to any oral proposals or offers, a written summary of the material terms thereof), or draft agreements sent to or provided to the Company or any of its Representatives with respect to such Competing Proposal, proposal, offer, inquiry or request (along with all schedules and exhibits thereto and any financing commitments relating thereto), as well as any written communications (or, with respect to any substantive oral communications, a written summary thereof) relating to the terms and conditions thereof.

(c)          Except as otherwise provided in this Section 6.5, during the period between the date hereof and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause each of its Subsidiaries and its and their respective directors and officers not to, and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes, or would reasonably be expected to lead to, a Competing Proposal, (ii) enter into, engage in or otherwise participate in any negotiations or discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish or otherwise provide access to any non-public information to, any Person relating to a Competing Proposal or any inquiry, request, proposal or offer that constitutes, or would reasonably be expected to lead to a Competing Proposal, (iii) approve, endorse or recommend any inquiry, proposal or offer, which constitutes, or would reasonably be expected to lead to, a Competing Proposal or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle or any similar document or any Contract relating to, or that contemplates or would reasonably be expected to lead to, a Competing Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to grant waivers, amendments and releases of, and not enforce, any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to the extent required to allow such Third Party to confidentially submit a Competing Proposal, but solely to the extent that the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law and the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the taking of any such action.

(d)         Notwithstanding anything to the contrary in this Section 6.5, at any time prior to the Company’s receipt of the Written Consent, in the event that the Company receives a Competing Proposal from any Person after the date of this Agreement that is not withdrawn and that did not arise from or in connection with a breach of Section 6.5(c), the Company, the Company Special Committee and their respective Representatives may engage in negotiations or substantive discussions with, or furnish or provide access to any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing if the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes or would reasonably be expected to result in a Superior Proposal and that a failure to take such actions would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law; provided that (x) prior to furnishing any non-public information concerning the Company and its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement with such Person containing confidentiality, non-use and other terms that are no less favorable in the aggregate to the Company than that contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company or the Company Board (or any committee or subcommittee thereof) (provided that if any such confidentiality agreement does not contain a standstill or contains a standstill provision that is more favorable to such other Person than that contained in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed to be automatically (and permanently) amended hereby and without further action of the parties to delete the standstill provision therein or conform the provision thereof with such more favorable provision, as applicable) (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (y) any such non-public information so furnished shall be promptly (and in any event within twenty-four (24) hours) made available to Parent to the extent it was not previously made available to Parent or its Representatives.

(e)          Except as expressly permitted in Section 6.5(f), neither the Company Board nor any committee thereof shall (i) (A) withdraw, withhold, change, qualify or modify, or propose publicly to withdraw, withhold, change, qualify or modify, in a manner adverse to Parent, Acquisition Sub I or Acquisition Sub II, the Company Recommendation, (B) approve, declare advisable or recommend, or propose publicly to approve, declare advisable or recommend, to the Company’s stockholders any Competing Proposal, (C) if a Competing Proposal has been publicly disclosed, fail to publicly recommend against such Competing Proposal within ten (10) Business Days of the request of Parent and fail to publicly reaffirm the Company Recommendation within such ten (10) Business Day period upon such request, (D) fail to publicly recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Competing Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act, and reaffirm the Company Recommendation, within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, authorize, cause, permit or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle or any similar document or any Contract with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement).

(f)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company’s receipt of the Written Consent, the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) may (i)(A) make an Adverse Recommendation Change in response to an Intervening Event if the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law and (B) make an Adverse Recommendation Change if the Company has received a Competing Proposal (that did not arise in connection with or result from any breach of this Section 6.5) which the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law or (ii) cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement pursuant to Section 8.1(c)(ii) and subject to the payment of the Company Termination Fee in accordance with Section 8.3(a)(ii); provided, however, that the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) shall not, and shall cause the Company not to, take any action set forth in clause (i) or clause (ii) above unless, prior to taking such action, (1) the Company has provided written notice (which notice shall not constitute an Adverse Recommendation Change) to Parent advising Parent that the Company Board intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(ii) and specifying the reasons therefor, including (x) if the basis of the proposed action by the Company Board is due to a Superior Proposal (such notice, a “Notice of Superior Proposal”), the terms and conditions of any such Superior Proposal, the identity of the Person or group making such Superior Proposal, and a copy of the then-existing drafts of the definitive agreement providing for such Superior Proposal (provided that Parent shall be required to keep all such documents and their terms confidential in accordance with the terms of the Confidentiality Agreement), or (y) if the basis of the proposed action by the Company Board is an Intervening Event (such notice, a “Notice of Intervening Event”), a reasonable description of such Intervening Event (provided that Parent shall be required to keep all such information confidential in accordance with the terms of the Confidentiality Agreement), (2) a period of five (5) Business Days has elapsed following Parent’s receipt of the Notice of Intervening Event or Notice of Superior Proposal, as applicable (it being understood and agreed that in the event of (x) any amendment or revision to the financial or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and (y) any material development with respect to such Intervening Event (other than in respect of any revisions or proposals made by Parent) shall require a new Notice of Intervening Event, and, in each case, the Company shall be required to comply again with the requirements of this Section 6.5(f); provided that references to “five (5) Business Days” shall be deemed to be references to “three (3) Business Days”), (3) during such five (5) Business Day period, if requested by Parent, the Company has negotiated, and has caused its Subsidiaries and its and their Representatives to negotiate, in good faith with Parent and its Representatives regarding any changes to the terms and conditions of this Agreement and any other proposals by Parent so that either the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law or such Competing Proposal would no longer constitute a Superior Proposal, as applicable, and (4) following such five (5) Business Day period, and after considering in good faith any changes or proposals made by Parent, the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that (x) the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law or (y) such Competing Proposal continues to constitute a Superior Proposal and the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c)(ii) would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Delaware Law, as applicable.

(g)         Nothing in this Agreement shall restrict the Company or the Company Board from (i) taking or disclosing to the stockholders of the Company any position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or (ii) otherwise making disclosures to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)); provided that (A) any disclosure made as permitted under clause (ii) above that relates to a Competing Proposal (other than a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation in connection with such disclosure and (B) any Adverse Recommendation Change must be made in accordance with this Section 6.5.

(h)         For purposes of this Agreement:

(i)           “Competing Proposal” shall mean any proposal, indication of interest or offer made by any Person (other than Parent, Acquisition Sub I, Acquisition Sub II or any Affiliate thereof) or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) contemplating or otherwise relating to any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(1)          any direct or indirect purchase or other acquisition by any Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act), including pursuant to a tender offer or exchange offer, that would result in such Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) beneficially owning at least twenty percent (20%) of the total voting power of any class of equity securities of the Company after giving effect to the consummation of such transaction;

(2)          any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) (other than the Company or any of its wholly owned Subsidiaries) would hold securities representing at least twenty percent (20%) of the total voting power of any class of equity securities of the Company, any of its Subsidiaries or of the surviving entity after giving effect to the consummation of such transaction; or

(3)          any sale or disposition by the Company or any of its Subsidiaries to any Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) of any business or businesses or assets (including equity interests in any Subsidiary of the Company) that constitute or account for at least twenty percent (20%) of the consolidated net revenues or consolidated net income (measured based on the twelve (12) full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the date of such sale or disposition) of the Company and its Subsidiaries, taken as a whole, in each case except for sales or non-exclusive licenses or sublicenses of Company products in the ordinary course of business consistent with past practice.

(ii)          “Intervening Event” means any material Effect with respect to the Company and its Subsidiaries, taken as a whole, occurring or arising after the date of this Agreement that (A) was not known or reasonably foreseeable to the Company Board as of or prior to the date of this Agreement (or, if known, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board as of or prior to the date of this Agreement), and (B) does not involve or relate to (1) a Competing Proposal (or any proposal, offer, inquiry or request that would reasonably be expected to lead to a Competing Proposal), (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections or forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement, or (3) the mere fact, in and of itself, that there are changes after the date of this Agreement in the market price or trading volume of the Company Common Stock; provided, however, that the underlying causes of any such change or event in clauses (2) or (3) may be considered in determining whether an Intervening Event has occurred; provided, further, that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (x) any action that is taken by Parent or the Company to the extent required by the affirmative covenants set forth in Section 6.3, and the consequences of any such action and (y) changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally.

(iii)        “Superior Proposal” shall mean a bona fide unsolicited written Competing Proposal (with all references to “twenty percent (20%)” in the definition of Competing Proposal changed to eighty percent (80%)) made by a Third Party on terms and conditions that the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) determines in good faith (after consultation with its outside legal counsel and financial advisors) (A) is reasonably likely to be consummated in accordance with its terms (taking into account all financial, regulatory, financing, conditionality, legal and other terms and conditions) and (B) if consummated, would be more favorable, from a financial point of view, to the Company’s stockholders (in their capacity as such) than the Mergers and the other transactions contemplated by this Agreement taking into account all of the terms and conditions of such Competing Proposal and this Agreement (in each case, including all of the financial, regulatory, financing, conditionality, legal and other terms and conditions, and any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(f)).

Section 6.6           Directors’ and Officers’ Indemnification and Insurance.

(a)          Parent, Acquisition Sub I and Acquisition Sub II agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors or officers of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee or fiduciary of (or in a comparable role with) another Person or a Company Benefit Plan (the “D&O Indemnified Parties”), as the case may be, as provided in the respective certificates of incorporation, bylaws or other organizational documents of the Company or such Subsidiaries or in any director and officer indemnification agreement in a standard form that was made available to Parent prior to the date hereof, in each case, in effect as of the Closing Date, shall survive the Mergers and shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), which provisions shall not, for a period of six (6) years from the First Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties except to the extent required by applicable Law. Parent shall cause the Surviving Entity and its Subsidiaries to perform such obligations thereunder.

(b)         Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Entity to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the First Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and (ii) pay in advance of the final disposition of any action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by applicable Law, the Surviving Entity’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the action from all liability arising out of such action.

(c)          For at least six (6) years after the First Effective Time, (i) Parent shall, and shall cause the Surviving Entity to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with the Company’s existing insurance carriers or with insurance carriers having an A.M. Best financial strength rating of at least an “A-“) for the Company, its Subsidiaries and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims and other matters arising from facts, events, acts, omissions or other matters that occurred at or prior to the First Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Entity, as applicable, shall not be required to pay an aggregate annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium paid by the Company or any of its Subsidiaries for the Existing D&O Insurance Policies (the “Maximum D&O Amount”), but in such case shall purchase the most advantageous such coverage as possible for the Maximum D&O Amount) and (ii) Parent shall not, and shall not permit the Surviving Entity or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the First Effective Time. In lieu of such insurance, prior to the First Effective Time, the Company may purchase prepaid, non-cancellable six (6) year “tail” directors’ and officers’ liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the First Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims and other matters arising from facts, events, acts, omissions or other matters that occurred at or prior to the First Effective Time, including the transactions contemplated hereby (provided that the aggregate premium for the Tail Coverage shall not exceed the Maximum D&O Amount); provided further that if the Tail Coverage is not reasonably available or the aggregate premium for the Tail Coverage exceeds the Maximum D&O Amount, then the Company shall obtain the most advantageous such Tail Coverage available for a cost not exceeding the Maximum D&O Amount, unless otherwise directed by Parent to exceed the Maximum D&O Amount, and Parent shall cause the Surviving Entity (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

(d)          In the event that Parent, the Surviving Entity, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties or assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Entity, any such Subsidiary or all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 6.6.

(e)          The D&O Indemnified Parties are third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 shall survive the Mergers and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Entity, any other indemnification arrangement, applicable Law or otherwise.

(f)           Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim.

Section 6.7           Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to (i) be material to the Company, the Surviving Entity or Parent or (ii) prevent, materially delay or materially impair the ability of the parties to consummate the Mergers, and (b) any Actions commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which would or would reasonably be expected to (i) prevent, materially delay or materially impair the ability of the parties to consummate the Mergers or the other transactions contemplated hereby or (ii) cause the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3.

Section 6.8           Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form mutually agreed by the Company and Parent prior to the execution of this Agreement. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties hereto or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that (a) no such consent shall be necessary to the extent disclosure (i) is required by applicable Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (and in such event, such party shall use its reasonable best efforts to consult with the other party prior to such disclosure), (ii) or is consistent with (and not materially expansive of) prior public communications previously consented to by the other parties or (iii) relates to any dispute or actual or threatened Actions between or among the parties or their respective Affiliates related to this Agreement, the Support Agreement or any of the transactions contemplated hereby or thereby, (b) the Company need not consult with (or obtain the consent of) Parent in connection with any press release, public statement or filing to be issued or made with respect to an Adverse Recommendation Change made in compliance with Section 6.5 and (c) the Company may, without the consent of Parent, and Parent may, without the Company’s consent, communicate to its employees, customers, suppliers and consultants; provided that such communication is consistent with (and not materially expansive of) (i) previous press releases, public disclosures or public statements or announcements made jointly by the parties (or individually, if approved by the other party) or (ii) any communications plan previously agreed to by Parent and the Company, in which case such communications may be made consistent with such plan.

Section 6.9           Employee Benefits.

(a)          Employees of the Company or its Subsidiaries immediately prior to the First Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the First Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the First Effective Time and ending on the first anniversary of the date on which the First Effective Time occurs (or, if earlier, the date on which the Continuing Employee ceases to be employed by Parent, the Surviving Corporation or any of their Affiliates), Parent shall, or shall cause the Surviving Corporation or any of their Affiliates to, provide for each Continuing Employee (i) base salary and wage rate and target short-term incentive compensation opportunities that are, in the aggregate, no less favorable than those provided to each such Continuing Employee immediately prior to the First Effective Time (it being understood that (x) all applicable short-term incentive compensation opportunities that apply for Continuing Employees as of immediately prior to the First Effective Time are pursuant to the arrangements set forth in Section 6.9(a) of the Company Disclosure Letter and any other arrangements that may be adopted or amended in accordance with Section 6.1(e) and (y) any post-Closing target short-term incentive compensation shall be paid solely in cash) and (ii) employee benefits (excluding severance, retention, change in control, equity and long-term cash incentive compensation, employee stock purchase plan participation, defined benefit pension and post-employment health and welfare benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the First Effective Time. Without limiting the generality of the foregoing, Parent shall provide, or shall cause the Surviving Corporation or any of their Affiliates to provide, for the period commencing at the First Effective Time and ending on the first anniversary of the date on which the First Effective Time occurs, severance payments and benefits to each Continuing Employee whose employment is terminated without cause during such period that are no less favorable than the severance payments and benefits that such Continuing Employee is eligible to receive under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its Subsidiaries in accordance with the terms of such arrangement as in effect immediately prior to the First Effective Time.

(b)          Parent hereby acknowledges that consummation of the Mergers will constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans, as applicable.

(c)          At the First Effective Time, Parent shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to provide that each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels and eligibility for vesting under Parent’s employee benefit plans and arrangements (collectively, the “Parent Benefit Plans”) with respect to his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits; provided, further, that the foregoing shall not be recognized with respect to benefit accruals under any defined benefit pension plan, for any purpose under any post-employment health or welfare benefit plan or under any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation.

(d)          To the extent Continuing Employees become eligible to participate in Parent Benefit Plans after the First Effective Time, Parent shall use commercially reasonable efforts to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent coverage under such Parent Benefit Plan replaces coverage to which such Continuing Employee is entitled under a comparable Company Benefit Plan and (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee from and after the First Effective Time, (A) cause all pre-existing condition limitations, exclusions, waiting periods and actively at work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents and (B) recognize, or cause to be recognized, any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the date such Continuing Employee becomes eligible to participate in such Parent Benefit Plan to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out of pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.

(e)          In respect of each Continuing Employee’s annual bonus pursuant to the Company’s Key Employee Bonus Plan (and each other arrangement that may be adopted or amended in accordance with Section 6.1(e)) for the calendar year in which the Closing Date occurs (the “Closing Year Annual Bonus”), Parent shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee the Closing Year Annual Bonus in an amount no less than the product obtained by multiplying (1) such Continuing Employee’s full bonus entitlement (including, for the avoidance of doubt, any portion of such entitlement that would ordinarily be settled in cash and any portion of such entitlement that would ordinarily be settled in shares of Company Common Stock) under the applicable Company Benefit Plan, assuming actual performance, extrapolated through the end of the applicable calendar year based on actual performance through the Closing Date, as determined in good faith by the Company prior to the Closing Date in consultation with Parent, by (2) a fraction, the numerator of which equals the number of days that have elapsed from the first day of the calendar year in which the Closing Date occurs through the Closing Date and the denominator of which equals the total number of calendar days in such calendar year (the “Closing Year Annual Bonus Payment”); provided that, notwithstanding the terms of any applicable Company Benefit Plan, the Closing Year Annual Bonus Payment will be payable at the same time that annual bonuses would have been paid absent the Mergers (it being understood that the Closing Year Annual Bonus Payment shall be paid solely in cash), subject to the Continuing Employee’s continued employment with the Company or its Affiliates through the applicable payment date or an earlier termination of employment by Parent or any of its Affiliates other than for cause (as determined by Parent in accordance with its past practice).

(f)          Between the date hereof and the First Effective Time, the Company will provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries if such communications relate to the compensation, employment or labor aspects of the transactions contemplated hereby, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution, and the Company will give good faith consideration to such comments.

(g)          From and after the date of this Agreement until the First Effective Time, the Company and Parent agree to cooperate in good faith with respect to reasonable requests relating to employee integration matters, including with respect to the Company Equity Awards and the Company Benefit Plans; provided that any provision of information shall be subject to applicable Law, including data privacy and protection Laws.

(h)          To the extent that any Collective Bargaining Agreement requires the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any labor organization or similar organization, the Company shall use commercially reasonable efforts to comply with any such obligations.

(i)           If, at least ten (10) Business Days prior to the First Effective Time, Parent provides written notice to the Company directing the Company to terminate its tax-qualified defined contribution plan(s) established under Section 401(k) of the Code (the “Company 401(k) Plans”), the Company shall, to the extent permitted by applicable Law and the terms of the applicable Company 401(k) Plan, terminate the Company 401(k) Plans effective as of the day immediately preceding the day on which the First Effective Time occurs and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. In the event that Parent requests that the Company 401(k) Plans be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such Company 401(k) Plan have been terminated pursuant to a resolution of the Company Board (or an authorized committee thereof) at least two (2) Business Days prior to the day on which the First Effective Time occurs; provided that prior to terminating the Company 401(k) Plans, the Company shall provide Parent with the form and substance of any applicable resolutions for Parent’s reasonable review and comment, and the Company will give good faith consideration to all such comments. As of the First Effective Time, Parent shall designate and provide coverage under a tax-qualified defined contribution plan established under Section 401(k) of the Code that is sponsored by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) for the participants of the Company 401(k) Plans. In connection with the termination of the Company 401(k) Plans, Parent shall take all commercially reasonable steps necessary to cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the direct rollover of the account balance (including the in-kind rollover of promissory notes evidencing outstanding participant loans) of each Continuing Employee who elects such direct rollover in accordance with the Company 401(k) Plan and the Code.

(j)          The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 are included for the sole benefit of the parties hereto, and that nothing in this Section 6.9, whether express or implied, (i) shall create any third-party beneficiary or other rights (A) in any other person, including any current or former employees or other service providers of the Company or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates, (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or Parent Benefit Plan, or (iii) shall limit the right of Parent or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or Parent Benefit Plan.

Section 6.10         Conduct of Business by Parent Pending the Mergers. Each of Parent, Acquisition Sub I and Acquisition Sub II covenants and agrees with the Company that, between the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as required by applicable Law, (b) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), or (c) as expressly required or expressly permitted pursuant to this Agreement:

(a)          shall not amend or otherwise modify any Parent Organizational Document (i) in a manner that would reasonably be expected to impair the rights of the Company’s stockholders relative to the existing Parent stockholders or (ii) in a manner that would prevent, materially delay or materially impair the ability of Parent, Acquisition Sub I or Acquisition Sub II to consummate the Mergers;

(b)          shall not adopt a plan of complete liquidation, dissolution, restructuring, recapitalization or other reorganization;

(c)          shall not (i) terminate, repudiate, rescind or withdraw the Post-Closing KTA Amendment or the Letter Agreement or (ii) amend or otherwise modify the Post-Closing KTA Amendment or the Letter Agreement, in each case of this clause (ii), in a manner that (A) would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, prior to the Closing or (B) would prevent, materially delay or materially impair the ability of the Company, Parent, Acquisition Sub I or Acquisition Sub II to consummate the Mergers (it being understood that Parent may take such actions in connection with or in response to any breach by Customer Parent of the Post-Closing KTA Amendment or the Letter Agreement); or

(d)          shall not authorize, enter into any Contract or make any commitment to do any of the foregoing.

Section 6.11         Acquisition Subs. Parent shall take all actions necessary to (a) cause Acquisition Sub I and Acquisition Sub II to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, (b) after the First Effective Time, cause the Second Merger to occur and (c) ensure that, prior to the Second Effective Time, each of Acquisition Sub I and Acquisition Sub II shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Immediately following the execution and delivery of this Agreement, Parent shall, in its capacity as the sole stockholder of Acquisition Sub I and sole member of Acquisition Sub II, adopt this Agreement and approve the First Merger and Second Merger, as applicable, in writing.

Section 6.12         No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.13         Rule 16b-3 Matters. Prior to the First Effective Time, the Company shall take all actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14         Stock Exchange Listing of Parent Common Stock and Delisting of Company Common Stock. Parent shall use its reasonable best efforts to cause the Parent Common Stock issuable in the Share Issuance to be authorized for listing on the Parent Stock Exchange prior to the First Effective Time. Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent, to cause the Company’s securities to be delisted from Nasdaq and deregistered under the Exchange Act as soon as reasonably practicable following the First Effective Time.

Section 6.15         Tax Matters.

(a)          The parties shall (and shall cause their respective Subsidiaries to) (i) use their respective reasonable best efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Intended Tax Treatment”) and (ii) not take any action or fail to take any action if such action or such failure is intended or would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. Each of Parent and the Company shall, and shall cause its respective Subsidiaries to, file all Tax Returns and otherwise report consistently with the treatment of the Mergers as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)          Each of Parent and the Company shall use reasonable best efforts and reasonably cooperate with one another in connection with the issuance to Parent or to the Company of an opinion of external counsel relating to the Intended Tax Treatment (including any opinion regarding the Intended Tax Treatment that the SEC requires to be prepared and submitted in connection with the declaration of effectiveness of the Registration Statement). In connection with the foregoing, each of Parent and the Company shall use reasonable best efforts to deliver to the relevant counsel, upon reasonable request, certificates (dated as of the necessary date and signed by an officer of Parent or the Company (as applicable)) that contain customary representations reasonably necessary or appropriate for such counsel to render any such opinion.

(c)          Each of Parent and the Company shall promptly notify the other if, at any time before the First Effective Time, Parent or the Company (as applicable) becomes aware of the existence of any fact or circumstance that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(d)          Notwithstanding anything to the contrary in this Agreement and any elections made pursuant to Section 3.1 and Section 3.2, if the First Merger and the Second Merger, taken together, are reasonably expected to fail to satisfy the “continuity of interest” requirement set forth in Treasury Regulations Section 1.368-1(e) (for these purposes, treating the required percentage of “proprietary interests” that must be preserved as forty (40) percent), then the Merger Consideration shall be adjusted according to, and Parent agrees to take the actions set forth in, Section 6.15(d) of the Company Disclosure Letter.

(e)          This Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations.

(f)          Nothing in this Agreement shall be construed to prevent Parent from transferring the Surviving Entity (or any other successor to the Company) to a wholly owned direct or indirect Subsidiary of Parent following completion of the Mergers in accordance with Treasury Regulations Section 1.368-2(k).

Section 6.16         Restriction on Certain Discussions or Agreements. Except as approved by the Company Board or as otherwise expressly required or expressly permitted by this Agreement, the Support Agreement or any Contract set forth in Section 6.19 of the Company Disclosure Letter, at all times between the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall cause its Affiliates not to, make or enter into, or commit or agree to enter into: (a) any substantive discussions, Contracts, undertakings, commitments, agreements or obligations or understandings (in each case, whether oral or written and whether or not binding) with the Supporting Stockholders or any director or executive officer of the Company (i) relating to any employment, service or consulting relationship with Parent, the Surviving Entity or any of their respective Affiliates after the First Effective Time or (ii) pursuant to which any such Person would be entitled to receive payment or consideration of a different amount or nature than the Merger Consideration or other compensation in connection with the transactions contemplated by this Agreement; or (b) any Contract with Customer Parent or its Subsidiaries that would reasonably be expected to (i) prevent, materially delay or materially impair the ability of the parties to consummate the Mergers or (ii) be materially adverse to the Company and its Subsidiaries, taken as a whole, prior to the Closing.

Section 6.17        Stockholder Litigation. Prior to the First Effective Time, the Company shall promptly notify Parent in writing of any stockholder Action (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers arising out of or relating to this Agreement and the transactions contemplated hereby, including the Mergers, and shall keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any such Action (at Parent’s sole cost and subject to a joint defense agreement) and (b) provide Parent the right to review and comment on all filings or responses to be made by the Company in connection with such claim or litigation (and the Company will consider such comments in good faith). No compromise or full or partial settlement of any such Action shall be agreed to by the Company without Parent’s prior written consent (which consent, except in the case of a settlement that includes an admission of fault, shall not be unreasonably withheld, conditioned or delayed).

Section 6.18        Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to this Agreement, the Support Agreement or the transactions contemplated hereby and thereby, including the Mergers, the Company, the Company Board, the SRC and the Company Special Committee shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby, including the Mergers, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize or make inapplicable the effect of such Takeover Statutes on this Agreement and the transactions contemplated hereby, including the Mergers.

Section 6.19        Other Amendments. Substantially concurrent with the execution and delivery of this Agreement, the Company shall deliver, or cause to be delivered, to Parent executed copies of the Warrant Amendment Agreements and the Contracts set forth in Section 6.19 of the Company Disclosure Letter. The Warrant Amendment Agreements and such other Contracts may not be amended or modified without Parent’s prior written consent (in respect of any amendments or modifications that are not adverse to Parent or the Surviving Entity or their respective Affiliates, such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.20         Resignations of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the First Effective Time the resignation of each individual who is a director of the Company as of immediately prior to the First Effective Time (it being understood that for any director who also serves as an officer of the Company or any of its Subsidiaries, such resignation shall not constitute a voluntary termination of employment under any Company Benefit Plan applicable to such individual’s status as an employee, officer or director of the Company or such Subsidiary, as applicable).

Section 6.21         Certain Company Actions. The Company shall, and shall cause its Subsidiaries to, take the actions set forth in Section 6.21 of the Company Disclosure Letter.

ARTICLE VII

CONDITIONS TO THE MERGERS

Section 7.1           Conditions to the Obligations of Each Party. The respective obligations of each party hereto to consummate the Mergers are subject to the satisfaction or waiver by the Company and Parent at or prior to the First Effective Time of the following conditions:

(a)          the Requisite Stockholder Approval shall have been obtained;

(b)          any waiting period (or any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or early termination thereof shall have been granted;

(c)          the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding for that purpose shall have been initiated by the SEC with respect to the Registration Statement that has not been withdrawn;

(d)          any Governmental Authorization required to be obtained prior to consummation of the Mergers in connection with the Mergers set forth in Section 7.1(d) of the Company Disclosure Letter (the “Required Governmental Authorizations”) shall have been obtained (in accordance with Section 7.1(d) of the Company Disclosure Letter) and shall remain in full force and effect;

(e)          at least twenty (20) calendar days shall have elapsed since the Company mailed to the stockholders of the Company the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act); and

(f)          no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of preventing, making illegal or enjoining the consummation of the Mergers.

Section 7.2           Conditions to the Obligations of Parent, Acquisition Sub I and Acquisition Sub II. The respective obligations of Parent, Acquisition Sub I and Acquisition Sub II to consummate the Mergers are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or waiver by Parent at or prior to the First Effective Time of the following conditions:

(a)          each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; provided, however, that (i) each of the Company Fundamental Representations (other than those Company Fundamental Representations addressed in clause (ii) below) (A) to the extent not qualified by any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct in all material respects as of such specific date or time only) and (B) to the extent qualified by any materiality or “Company Material Adverse Effect” qualifications shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only) and (ii) the representations and warranties contained in Section 4.2(a), Section 4.2(b) (solely with respect to the Company) and Section 4.5(e) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only), except for any de minimis inaccuracies;

(b)          the Company shall have performed or complied, in all material respects, with its obligations required under this Agreement to be performed or complied with by the Company at or prior to the Closing;

(c)          since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;

(d)          Parent shall have received a certificate of the Company, signed by a duly authorized officer of the Company, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(e) have been satisfied; and

(e)          (i) the Governmental Authorizations set forth in Item 1 of Section 7.2(e) of the Company Disclosure Letter shall have been obtained in accordance with the terms therein and shall remain in full force and effect and (ii) the actions set forth in Items 2-5 of Section 7.2(e) of the Company Disclosure Letter shall have been completed in accordance with the terms therein.

Section 7.3           Conditions to the Obligation of the Company. The obligation of the Company to consummate the Mergers is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or waiver by the Company at or prior to the First Effective Time of the following conditions:

(a)          each of the representations and warranties of Parent, Acquisition Sub I and Acquisition Sub II contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only), except for such failures to be true and correct as would not have a Parent Material Adverse Effect; provided, however, that each of the Parent Fundamental Representations (i) to the extent not qualified by any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only) and (ii) to the extent qualified by any materiality or “Parent Material Adverse Effect” qualifications shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as though made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date or time, in which case such representations and warranties shall be so true and correct as of such specific date or time only);

(b)          Parent, Acquisition Sub I and Acquisition Sub II shall have performed or complied, in all material respects, with its obligations required under this Agreement to be performed or complied with by Parent, Acquisition Sub I and Acquisition Sub II, as the case may be, at or prior to the Closing;

(c)          since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect; and

(d)          the Company shall have received a certificate of Parent, Acquisition Sub I and Acquisition Sub II, signed by a duly authorized officer of Parent, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1           Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the First Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)          by mutual written agreement of each of Parent and the Company; or

(b)         by either Parent or the Company, if:

(i)           the Mergers shall not have been consummated on or before 11:59 p.m. (New York City time) on April 13, 2027 (such date, as it may be extended pursuant to this Agreement, the “Termination Date”); provided, however, that (A) if, as of the Termination Date, all of the conditions to Closing set forth in Article VII have been satisfied or waived (other than (x) those conditions that by their terms are to be satisfied at the Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), and (y) one or more of the conditions set forth in Section 7.1(b), Section 7.1(d) or Section 7.1(f) (but only to the extent such Law or Order relates to any Antitrust Law, Foreign Investment Law or Satellite and Communications Law or the Required Governmental Authorizations) or Section 7.2(e)), then the Termination Date shall be automatically extended for all purposes hereunder to 11:59 p.m. (New York City time) on October 13, 2027, (B) if, as of the Termination Date as so extended pursuant to clause (A) above, all of the conditions to Closing set forth in Article VII have been satisfied or waived (other than (x) those conditions that by their terms are to be satisfied at the Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), and (y) one or more of the conditions set forth in Section 7.1(b), Section 7.1(d) or Section 7.1(f) (but only to the extent such Law or Order relates to any Antitrust Law, Foreign Investment Law or Satellite and Communications Law or the Required Governmental Authorizations) or Section 7.2(e)(i)), then the Termination Date as so extended pursuant to clause (A) above shall be automatically further extended for all purposes hereunder to 11:59 p.m. (New York City time) on April 13, 2028; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure (and, in the case of Parent, the failure of Acquisition Sub I or Acquisition Sub II) to perform or comply with any of its obligations under this Agreement has been the proximate cause of the failure of the Closing to have occurred on or before such Termination Date;

(ii)          prior to the First Effective Time, any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order permanently preventing, permanently making illegal or permanently enjoining the consummation of the Mergers, and such Law or Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have taken all actions required by this Agreement to remove such Law or Order; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order was primarily caused by the breach by such party, and, in the case of Parent, the breach of Acquisition Sub I or Acquisition Sub II, to perform any of its obligations under this Agreement; or

(c)          by the Company, if:

(i)           Parent, Acquisition Sub I or Acquisition Sub II shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent, Acquisition Sub I or Acquisition Sub II on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent, Acquisition Sub I or Acquisition Sub II, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which material breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b); or

(ii)          the Company Board (acting upon the recommendation of each of the Company Special Committee and the SRC) shall have authorized the Company to enter into a definitive agreement providing for a Superior Proposal; provided (A) the Company has complied with its obligations under Section 6.5 in all material respects and (B) that substantially concurrently with such termination, the Company enters into such definitive agreement and prior to or substantially concurrently with such termination, the Company pays (or causes to be paid) at the direction of Parent, the Company Termination Fee as specified in Section 8.3(a)(ii); provided, further, that the Company’s right to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall expire upon the delivery of the Written Consent; or

(d)          by Parent, if:

(i)           the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, Acquisition Sub I or Acquisition Sub II is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which material breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(ii)          the Company Board (whether or not acting upon the recommendation of the Company Special Committee or the SRC or any committee thereof) shall have made an Adverse Recommendation Change; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon the delivery of the Written Consent; or

(iii)         the Written Consent, duly executed by the Supporting Stockholders, shall not have been delivered to Parent and the Company within twenty-four (24) hours after the execution and delivery of this Agreement; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(iii) shall expire upon the delivery of the Written Consent.

Section 8.2           Effect of Termination. In the event that this Agreement is validly terminated and the Mergers abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of each party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3, no such termination shall relieve any party hereto of any liability or damages resulting from Fraud or Willful Breach prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all rights and remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, and the provisions of this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3           Termination Fees.

(a)          In the event that:

(i)           (A) this Agreement is terminated by Parent pursuant to Section 8.1(d)(i) (Company Terminable Breach) (except, solely with respect to the obligations set forth in Section 6.21 of the Company Disclosure Letter, only if such breach is a Willful Breach), (B) at any time on or after the date of this Agreement and prior to such termination, a bona fide Competing Proposal has been made to the Company, the Company Board (or any committee or subcommittee thereof) or the Company’s management or otherwise becomes publicly known or any Person has publicly announced a bona fide intention (whether or not conditional) to make a Competing Proposal, and (C) within twelve (12) months of the date of such termination of this Agreement, the Company or any of its Subsidiaries consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of a Competing Proposal (in each case, whether or not such Competing Proposal is the same Competing Proposal as the one referenced in clause (B)); provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii)          this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) (Superior Proposal); or

(iii)         this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) (Adverse Recommendation Change) or Section 8.1(d)(iii) (Written Consent), then the Company shall (A) in the case of clause (i) above, concurrently with the earlier of (x) the consummation of such transaction involving a Competing Proposal and (y) the entry into a definitive agreement providing for the consummation of a Competing Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of clause (iii) above, promptly, but in no event later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Company Termination Fee; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not such Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(b)          Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, except in the case of Fraud or Willful Breach, Parent’s right to receive the Company Termination Fee pursuant to Section 8.3(a), in circumstances where the Company Termination Fee is owed pursuant to Section 8.3(a), shall constitute the sole and exclusive remedy of Parent, Acquisition Sub I and Acquisition Sub II and their respective Subsidiaries against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 8.3(e) and Section 8.6, as applicable). While Parent may pursue both (i) a grant of specific performance in accordance with Section 9.9 and (ii) payment of the Company Termination Fee pursuant to Section 8.3(a) or the recovery of monetary damages, under no circumstances shall Parent be permitted or entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) the Company Termination Fee or any recovery of any monetary damages.

(c)          In the event that:

(i)           this Agreement is (A) terminated by Parent or the Company pursuant to Section 8.1(b)(i) (Termination Date), but in the case of a termination by Parent, only if at such time Company would not be prohibited from terminating this Agreement pursuant to the final proviso in Section 8.1(b)(i) (Termination Date) and (B) at the time of such termination, one or more of the conditions set forth in Section 7.1(b), Section 7.1(d) or Section 7.1(f) (but only to the extent such Law or Order relates to any Antitrust Law, Foreign Investment Law or Satellite and Communications Law or the Required Governmental Authorizations) shall not have been satisfied or waived, but all other conditions to Closing in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date));

(ii)          this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(ii) (Absence of Law or Order) (but only to the extent such Law or Order relates to any Antitrust Law, Foreign Investment Law or Satellite and Communications Law or the Required Governmental Authorizations), but in the case of a termination by Parent, only if at such time Company would not be prohibited from terminating this Agreement pursuant to the second proviso in Section 8.1(b)(ii) (Absence of Law or Order); or

(iii)        this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) (Parent Terminable Breach) as a result of a breach of Section 6.3 by Parent;

then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of the Company, the Parent Termination Fee; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not such Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d)          Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, except in the case of Fraud or Willful Breach, the Company’s right to receive the Parent Termination Fee pursuant to Section 8.3(c), in circumstances where the Parent Termination Fee is owed pursuant to Section 8.3(c), shall constitute the sole and exclusive remedy of the Company and its Subsidiaries against Parent and its Subsidiaries, including Acquisition Sub I and Acquisition Sub II, and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to Section 8.3(e) and Section 8.6, as applicable). While the Company may pursue both (i) a grant of specific performance in accordance with Section 9.9 and (ii) payment of the Parent Termination Fee pursuant to Section 8.3(c) or the recovery of monetary damages, under no circumstances shall the Company be permitted or entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) the Parent Termination Fee or any recovery of any monetary damages.

(e)          Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the party that failed to make such payment, then such party shall pay to the other party its costs and Expenses in connection with such suit, together with interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was originally required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4           Amendment. Notwithstanding anything in this Agreement to the contrary, until the First Effective Time, (a) the Company may take the following actions only with the prior approval of, and shall take any such action if directed to do so by, the Company Board: (i) amending, restating, modifying or otherwise changing any provision of this Agreement; (ii) granting any consent or waiving any right under this Agreement or extending the time for the performance of any obligation of any other party under this Agreement, or requesting from any other party any consent or waiver of any right under this Agreement or the extension of the time for the performance of the Company’s obligations under this Agreement; (iii) terminating this Agreement; (iv) making any decision or determination, or taking any action under or with respect to this Agreement; and (v) agreeing to do any of the foregoing, and (b) no decision or determination shall be made, or action taken, by the Company Board, under or with respect to this Agreement without first obtaining the approval of the Company Special Committee. In the event the Company Special Committee ceases to exist, any consents, determinations, actions or other rights or duties afforded to the Company Special Committee in connection with the transactions contemplated by this Agreement shall be afforded to a majority of the remaining independent and disinterested members of the SRC or the Company Board, as determined by the SRC. Subject to the foregoing and the provisions of applicable Law, at any time prior to the First Effective Time, this Agreement may be amended or modified if, and only if, such amendment or modification is in writing and signed by each of the parties hereto; provided, however, that after the receipt of the Requisite Stockholder Approval, there shall be no amendment that by Law or in accordance with the rules of Nasdaq requires further approval of the stockholders of the Company or Parent, without the further approval of such stockholders.

Section 8.5           Extension; Waiver. At any time prior to the First Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Acquisition Sub I or Acquisition Sub II in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6           Expenses; Transfer Taxes. Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that Parent shall pay all (a) filing fees of the premerger notification and report forms relating to the Mergers under the HSR Act and the filing of any application, notice or other document under any applicable foreign Antitrust Law or Foreign Investment Law and (b) filing fees associated with applications required to be filed with the FCC or other Telecommunications Regulatory Authorities relating to the Mergers. Parent shall timely and duly pay all (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with the Mergers and any other transactions contemplated by this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1           Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the First Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties to the extent its terms contemplate performance at or after the First Effective Time, including those contained in Section 6.6 and Section 6.9.

Section 9.2           Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by electronic mail (provided that the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to Parent, Acquisition Sub I or Acquisition Sub II:

Amazon.com, Inc.
410 Terry Avenue North
Seattle, WA 98109
Email:	***
Attention:	***

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 6th Avenue
New York, NY 10019
Email:          kveeraraghavan@paulweiss.com
      srichards@paulweiss.com
Attention:    Krishna Veeraraghavan
      Stan Richards

if to the Company:
Globalstar, Inc.
1351 Holiday Square Blvd.
Covington, Louisiana 70433
Email:	***
Attention:	***

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001

Email:         Howard.Ellin@skadden.com
     Michael.Mies@skadden.com
     Max.Troper@skadden.com
Attention:   Howard Ellin
     Michael Mies
     Max Troper

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation
701 5th Ave #5100
Seattle, WA 98104
Email:               pschultheis@wsgr.com
rishii@wsgr.com
asimmerman@wsgr.com
rkorenblit@wsgr.com
Attention:          Patrick Schultheis
Rob Ishii
Amy Simmerman
Remi Korenblit

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3           Interpretation; Disclosure Letters; Certain Definitions.

(a)          The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)          The Company Disclosure Letter shall be arranged in separate sections corresponding to the numbered and lettered sections contained in this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other section of this Agreement if it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other section. The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. The Company shall not be entitled to update or modify the Company Disclosure Letter after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Company Disclosure Letter after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement.

(c)          The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The use of the words “either,” “or,” “neither,” “nor” and “any” shall not be exclusive, unless context requires otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to April 13, 2026, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. All provisions herein qualified by the term “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Unless otherwise specified, any statement that a document has been “made available” to Parent means that such document has been (x) made available for review by Parent and Parent’s Representatives prior to 6:00 p.m. (New York City time) on the day before the date of this Agreement in the “Project Gravity” virtual data room established by the Company with Datasite and not removed from such virtual data room prior to the date hereof or (y) filed with the SEC and publicly available on EDGAR prior to 6:00 p.m. (New York City time) on the day before the date of this Agreement. References to “writing” and “written” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and include writings delivered by email.

Section 9.4           Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, void, illegal, unenforceable or against its regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby, including the Mergers and the Share Issuance, be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties hereto intend that the remedies and limitations thereon contained in Section 8.3(b), Section 8.3(d) and Section 8.3(e) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 9.5           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6           Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Clean Team Agreement, the Support Agreement, the Warrant Amendment Agreements, the Contracts set forth in Section 6.19 of the Company Disclosure Letter, the Post-Closing KTA Amendment, the Letter Agreement and the Company Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary in this Agreement, the Company Disclosure Letter and any exhibits and schedules referred to in this Agreement are “facts ascertainable” (as such term is used in Section 251(b) of the DGCL) but, solely for purposes of Sections 147 and 251 of the DGCL, are not a part of, and do not form a part of, this Agreement.

Section 9.7           No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that the D&O Indemnified Parties (with respect to Section 6.6 from and after the First Effective Time) are third-party beneficiaries and shall be entitled to enforce the provisions of Section 6.6 in accordance with its terms.

Section 9.8           Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Acquisition Sub I, Acquisition Sub II or the Company in the negotiation, administration, performance or enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9           Specific Performance.

(a)          The parties hereto acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of each party hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions and (ii) the provisions of Section 8.3, including the availability of the Company Termination Fee or the Parent Termination Fee, as applicable, will not be construed to diminish or otherwise impair in any respect any party’s right to such injunction, specific performance and other equitable relief. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained herein, if this Agreement is validly terminated in accordance with Section 8.1, this Section 9.9 is not intended and shall not be construed to limit in any way, and shall be subject in all respects to, the provisions of Section 8.3(b) and Section 8.3(d).

(b)          To the extent any party hereto brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the tenth (10th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such Action.

Section 9.10         Consent to Jurisdiction.

(a)          Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or other legal proceeding arising out of or relating to this Agreement and (v) agrees that each of the other parties shall have the right to bring any suit, action or other legal proceeding for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub I and Acquisition Sub II and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)          Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such suit, action or other legal proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on any other party by any other legally available method.

Section 9.11         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or through an electronic signature service shall be sufficient to bind the parties to the terms of this Agreement. No party shall raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation of a contract, and each party forever waives any such defense.

Section 9.12         WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB I, ACQUISITION SUB II AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGERS, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB I, ACQUISITION SUB II OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub I, Acquisition Sub II and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMAZON.COM, INC.

By:	/s/ Peter Krawiec
Name:	Peter Krawiec
Title:	Senior Vice President, Worldwide
Corporate and Business Development

GRAPEFRUIT ACQUISITION SUB I, INC.

By:	/s/ Nick Komorous
Name:	Nick Komorous
Title:	President and Treasurer

GRAPEFRUIT ACQUISITION SUB II, LLC

By:	/s/ Ryan McCrate
Name:	Ryan McCrate
Title:	Manager

GLOBALSTAR, INC.

By:	/s/ Rebecca S. Clary
Name:	Rebecca S. Clary
Title:	Vice President & Chief Financial
Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Definitions

As used in this Agreement, the following terms shall have the respective meanings set forth or referenced below:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(d).

“Acquisition Sub I” shall have the meaning set forth in the Preamble.

“Acquisition Sub I Board” shall have the meaning set forth in the Recitals.

“Acquisition Sub II” shall have the meaning set forth in the Preamble.

“Acquisition Sub II Board” shall have the meaning set forth in the Recitals.

“Action” shall mean any complaint, claim, charges, demand, inquiry, audit, examination, action, suit, investigation, arbitration, litigation, administrative hearing, enforcement proceeding or other similar formal legal proceeding, whether civil, criminal administrative or investigative, at law or in equity, in each case by or before, or otherwise involving, any court or other Governmental Authority or arbitral body.

“Adjustment Amount” shall mean the aggregate amount of Performance Remedies (as defined in the Letter Agreement) payable to Customer Parent immediately following the Closing pursuant to, and in accordance with the terms of, the Letter Agreement.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(e).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Affiliate Transaction” shall have the meaning set forth in Section 4.25.

“Agreement” shall have the meaning set forth in the Preamble.

“ANFR” shall mean the French National Agency for Radio Frequencies.

“Anti-Corruption Laws” means Laws relating to anti-bribery, anti-corruption or anti-money laundering.

“Antitrust Laws” shall have the meaning set forth in Section 4.4(b).

“Author” shall have the meaning set forth in Section 4.14(j).

“BDT & MSD” shall have the meaning set forth in Section 4.22.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(a)(ii).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Canceled Shares” shall have the meaning set forth in Section 3.1(a)(i).

“Cash Consideration” shall have the meaning set forth in Section 3.1(a)(ii)(1).

“Cash Election” shall have the meaning set forth in Section 3.1(a)(ii)(1).

“Cash Election Number” shall have the meaning set forth in Section 3.2(a)(ii)(1).

“Cash Election Shares” shall have the meaning set forth in Section 3.1(a)(ii)(1).

“Certificate of Designation” shall have the meaning set forth in Section 3.4(a).

“Certificates” shall have the meaning set forth in Section 3.1(a)(ii).

“Clean Team Agreement” shall mean the clean team agreement, dated December 8, 2025, between Parent and the Company.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Year Annual Bonus” shall have the meaning set forth in Section 6.9(e).

“Closing Year Annual Bonus Payment” shall have the meaning set forth in Section 6.9(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 4.13(a).

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plans” shall have the meaning set forth in Section 6.9(i).

“Company Benefit Plan” shall mean (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (ii) each other compensation or employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive, employment, cash bonus or incentive compensation, retirement or deferred compensation, profit-sharing, unemployment or severance, retention or change in control compensation agreement, plan, policy, program, arrangement or applicable form of award agreement, in each case that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to with respect to any current or former employee, director, individual consultant or other individual service provider of the Company or any of its Subsidiaries or the beneficiaries or dependents of any such individual, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (other than any plan or program that is required by statute or maintained by a Governmental Authority to which the Company or any of its subsidiaries contributes pursuant to applicable Law).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Bylaws” shall have the meaning set forth in Section 4.1(a).

“Company Capitalization Listing Date” shall have the meaning set forth in Section 4.2(a).

“Company Certificate of Incorporation” shall have the meaning set forth in Section 4.1(a).

“Company Common Stock” shall have the meaning set forth in Section 3.1(a)(i).

“Company Data” shall mean all data, information and data compilations (including all Trade Secrets, Personal Data, user data and listings and other content or information displayed, distributed or made available on or through any product or service of the Company or its Subsidiaries) that have been Processed by or for the Company or any of its Subsidiaries or that are otherwise used in or necessary for the conduct of the business of the Company and its Subsidiaries.

“Company Director Option” shall have the meaning set forth in Section 3.5(a)(iii).

“Company Director Restricted Stock” shall have the meaning set forth in Section 3.5(b)(iii).

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (i) Company Options, (ii) Company Restricted Stock, (iii) Company Restricted Stock Units and (iv) Company Performance Restricted Stock Units.

“Company ESPP” shall mean the Globalstar, Inc. Amended and Restated Employee Stock Purchase Plan.

“Company Fundamental Representations” shall mean the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries); Section 4.2(a), Section 4.2(b), Section 4.2(c) and Section 4.2(d) (Capitalization); Section 4.3 (Authority Relative to Agreement); Section 4.5(d) and Section 4.5(e) (Telecommunications Permits and Spectrum); Section 4.17(c) (Material Contracts); Section 4.20 (Takeover Statutes); Section 4.21 (Requisite Stockholder Approval); Section 4.22 (Brokers); and Section 4.23 (Opinion of Financial Advisor).

“Company IP Agreements” shall have the meaning set forth in Section 4.17(a)(xv).

“Company Lease” means any lease, sublease, license or occupancy agreement, including all amendments, extension, renewals, agreements and guaranties with respect thereto, that requires the Company or any of its Subsidiaries to pay an annual base rent in excess of $1 million.

“Company Material Adverse Effect” shall mean any state of facts, condition, change, event, effect, circumstance, occurrence or development (an “Effect”) which, individually or in the aggregate with all other Effects, (a) has had or resulted in or would reasonably be expected to have or result in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Mergers; provided, however, that with respect to clause (a) only, no Effects to the extent arising out of or resulting from the following shall be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any Effects generally affecting any of the industries or markets in which the Company or its Subsidiaries operate that occur after the date of this Agreement, (ii) any changes after the date of this Agreement in any Law or GAAP (or changes in interpretations of any Law or GAAP that are effected after the date of this Agreement), (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates), including any government shutdowns, tariffs, sanctions, trade policies or similar Laws, Orders or policies, or any trade disputes, “trade wars” or similar actions, or any threats of any of the foregoing, in each case in any country or region in which the Company or its Subsidiaries operate, (iv) any acts of God, natural disasters, wildfires, weather conditions, pandemics, terrorism, armed hostilities, sabotage, war (whether or not declared), cyber-terrorism or cyber-attacks, social protest or unrest, natural or man-made disasters or other force majeure events, or any escalation or worsening of any of the foregoing and any response of Governmental Authorities to any of the foregoing, (v) the negotiation, execution or announcement of this Agreement or the pendency or consummation of transactions contemplated hereby, including by reason of the identity of Parent and changes in relationships with customers, suppliers, vendors or employees (provided that the exceptions in this clause (v) shall not apply to any representation or warranty made by the Company the express purpose of which is to address the consequences arising out of, relating to or resulting from the negotiation, execution or announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the Mergers), (vi) any action required to be taken, or refrained from being taken, pursuant to the terms of this Agreement (other than the first sentence of Section 6.1) or, except with respect to Section 6.1, any action taken or refrained from being taken, in each case, to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement, (vii) any changes in the Company’s market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the Effects giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect) or (viii) any stockholder claim or litigation (including any class action or derivative litigation) initiated against or otherwise involving the Company and/or any of its directors or officers arising out of or relating to this Agreement or the transactions contemplated hereby, including the Mergers, in each case arising from allegations of breach of fiduciary duty to the Company’s stockholders or from allegations of false, misleading or inadequate disclosure (it being understood and agreed that the exception in this clause (viii) shall apply to any Effect arising out of, relating to or resulting from the bringing of such allegations and not those arising out of, relating to or resulting from an actual breach or false, misleading or inadequate disclosure); provided, further, that with respect to clauses (i), (ii), (iii) and (iv) above, to the extent that such Effect has had a disproportionate adverse effect on the Company and its Subsidiaries relative to other participants that operate in the industries in which the Company and its Subsidiaries participate, the incremental disproportionate adverse effect may be deemed to be or constitute a Company Material Adverse Effect, or taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Material Contract” shall have the meaning set forth in Section 4.17(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock granted to any employee or director of, or other service provider to, the Company or any of its Subsidiaries.

“Company Performance Restricted Stock Units” shall mean each restricted stock unit granted to any employee or director of, or other service provider to, the Company or any of its Subsidiaries that is subject to performance-based vesting conditions.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Preferred Stock” shall have the meaning set forth in Section 3.4(a).

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Mergers.

“Company Related Parties” shall have the meaning set forth in Section 8.3(b).

“Company Restricted Stock” shall mean an issued and outstanding share of Company Common Stock that is subject to vesting conditions.

“Company Restricted Stock Unit” shall mean each restricted stock unit granted to any employee or director of, or other service provider to, the Company or any of its Subsidiaries, other than any Company Performance Restricted Stock Units.

“Company Satellite” shall mean a satellite owned or operated by the Company or any of its Subsidiaries (and does not include any satellite that has been de-commissioned or abandoned).

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Software” shall have the meaning set forth in Section 4.14(f).

“Company Special Committee” shall have the meaning set forth in the Recitals.

“Company Termination Fee” shall mean an amount equal to $419,832,000.00.

“Company Unvested Option” shall have the meaning set forth in Section 3.5(a)(ii).

“Company Unvested Restricted Stock” shall have the meaning set forth in Section 3.5(b)(ii).

“Company Unvested Restricted Stock Units” shall have the meaning set forth in Section 3.5(c)(ii).

“Company Vested Option” shall have the meaning set forth in Section 3.5(a)(i).

“Company Vested Restricted Stock” shall have the meaning set forth in Section 3.5(b)(i).

“Company Vested Restricted Stock Units” shall have the meaning set forth in Section 3.5(c)(i).

“Company Warrant” shall have the meaning set forth in the Recitals.

“Competing Proposal” shall have the meaning set forth in Section 6.5(h)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated September 12, 2025, between Parent and the Company.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” shall mean any written or oral contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, commitment, task order, delivery order, license, sublicense, mortgage, indenture, note, bond, debenture, loan, instrument, arrangement, obligation, undertaking, understanding, permit, concession, franchise, commitment or other agreement that, in each case, is legally binding.

“control” (including the terms “controlling” “controlled by” and “under common control with”) shall mean, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Current ESPP Offering Period” shall have the meaning set forth in Section 3.5(g).

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“Data Protection Requirements” shall have the meaning set forth in Section 4.15(a).

“DGCL” shall have the meaning set forth in the Recitals.

“DLLCA” shall have the meaning set forth in the Recitals.

“DTC” shall have the meaning set forth in Section 3.3(b)(ii).

“Earth Station” shall mean any facility that sends or receives communications to or from Company Satellites, including telemetry, tracking, and control and communications traffic, regardless of whether owned or leased for use by, or provided by service Contract to, the Company or its Subsidiaries and whether or not located on real property that is either owned, leased, used or held for use by the Company or its Subsidiaries.

“Election Deadline” shall have the meaning set forth in Section 3.2(b)(iv).

“Election Form” shall have the meaning set forth in Section 3.2(b)(i).

“Election Form Record Date” shall have the meaning set forth in Section 3.2(b)(i).

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment and natural resources or, to the extent relating to Hazardous Materials, the protection of human health and safety and natural resources, including Laws relating to Releases of, the manufacture, processing, distribution, use, handling, treatment, storage, Release, transport or handling of or exposure to Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excess Shares” shall have the meaning set forth in Section 3.1(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.3(a).

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Exchange Ratio” shall mean:

(a)         if the Parent Measurement Price is less than $280.38, (i) 0.3210 minus (ii) the quotient of (x) the Per Share Adjustment Amount divided by (y) the Parent Measurement Price; or

(b)         if the Parent Measurement Price is greater than or equal to $280.38, the quotient of (i) (x) $90.00 minus (y) the Per Share Adjustment Amount divided by (ii) the Parent Measurement Price, rounded to four decimal places.

          “Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and dissemination of the Registration Statement, the Information Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, the Information Statement and the solicitation of stockholder approvals, any filing with, and obtaining of any necessary Consents from any Governmental Authority pursuant to any Antitrust Laws, Foreign Investment Laws or Satellite and Communications Laws, engaging the services of the Exchange Agent, any other filings with the SEC, and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“FCC” shall mean the U.S. Federal Communications Commission.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“First Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“First Effective Time” shall have the meaning set forth in Section 2.3(a).

“First Merger” shall have the meaning set forth in the Recitals.

“Foreign Investment Law” shall mean any Law that provides for foreign investment screening or national security and/or public order reviews in connection with the acquisition of any interests in or assets of a business or entity.

“Foreign Plan” shall mean each Company Benefit Plan that primarily covers current or former employees, directors or individual service providers of the Company or any of its subsidiaries based outside of the United States and/or that is subject to any Law other than U.S., federal, state or local Law (other than any plan or program that is required by statute or maintained by a Governmental Authority to which the Company or any of its subsidiaries contributes pursuant to applicable Law).

“Fraud” shall mean, with respect to any Person, an intentional common law fraud under the Laws of the State of Delaware (and not, for the avoidance of doubt, a negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.

“GAAP” shall mean the United States generally accepted accounting principles.

“Government Bid” means any offer, quotation, bid or proposal which, if accepted, would reasonably be expected to result in a Government Contract.

“Government Contract” shall mean any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, other transactional authority agreement, or change order) that is currently active in performance or that has been active in performance at any time since January 1, 2020, between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority or any prime contractor or sub-contractor (at any tier) of any Governmental Authority, on the other hand. A task, purchase or delivery order under a Government Contract shall constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” shall mean any (a) international, multinational or supranational body exercising legislative, judicial or regulatory powers, (b) federal, state, provincial, local, municipal, foreign or other government or quasi-government, or any, subdivision, department, ministry, board, court, administrative agency or commission of the foregoing or (c) other governmental entity, self-regulatory organization, authority or instrumentality or political subdivision thereof.

“Governmental Authorization” shall mean any waiting period expiration, consent, clearance, approval, identification number, certification, permit, license, registration, qualification or authorization granted by any Governmental Authority.

“Hazardous Materials” shall mean all chemicals, substances, materials, or wastes defined, prohibited, listed, designated, classified or regulated as (a) hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (b) “hazardous,” “radioactive,” “corrosive” or “toxic” or as a “pollutant” or “contaminant” (or words of similar import) under, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws or by any Governmental Authority having jurisdiction over environmental matters, including petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, per- and poly-fluoroalkyl substances, polychlorinated biphenyl, radioactive materials, urea formaldehyde, lead, radon gas or toxic mold.

“Holder” shall have the meaning set forth in Section 3.2(b)(i).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Information Security Program” shall mean a written information security program that (a) complies with Data Protection Requirements, (b) when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of the IT Assets and Personal Data of the Company and its Subsidiaries and (c) is at least as stringent as applicable industry standards.

“Information Statement” shall have the meaning set forth in Section 4.7.

“Insurance Policies” shall have the meaning set forth in Section 4.24.

“Intellectual Property Rights” shall mean all intellectual property and similar proprietary rights in any jurisdiction of the world, including all such rights in and to: (a) patents (including design patents) and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuations-in-part, divisions, renewals, reissues, re-examinations, substitutions, extensions, continuing prosecution applications, provisionals, divisions and substitutions thereof or relating thereto, as well as all related foreign patents and patent applications that are counterparts to such patents and patent applications, (b) rights in trademarks, service marks, trade names, corporate names, service names, brand names, symbols, logos, trade dress, packaging design, slogans, certification marks, collective marks, DBAs, Internet domain names, uniform resource locators and other similar identifiers of origin, in each case whether or not registered, and any and all common law and any applicable moral rights thereto, and registrations and applications for registration thereof, including all renewals of the same, and any goodwill associated therewith (collectively, “Trademarks”), (c) rights in published and unpublished works of authorship whether or not copyrightable (including rights in Software, databases and other compilations of information), whether or not registered or sought to be registered, copyrights in and to the foregoing, and other similar exclusive exploitation rights and moral rights, together with all common law rights and moral rights therein, and any applications and registrations therefor, and all renewals, extensions, restorations, derivatives, translations, localizations, adaptations, and reversions thereof, (d) rights under applicable trade secret Law in confidential or proprietary information of a confidential nature, including rights in or arising out of information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including ideas, know-how, processes, schematics, methods, formulae, drawings, programs, systems, techniques, prototypes, models, designs, customer lists and supplier lists, including rights granted under the Uniform Trade Secrets Act (collectively, “Trade Secrets”), (e) mask work rights, (f) rights in digital representations or digital assets pertaining to any intellectual property identified in this definition, including non-fungible tokens (NFTs) or other records recorded on a blockchain or similar technology, and (g) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misappropriation or other violations.

“Intended Tax Treatment” shall have the meaning set forth in Section 6.15(a).

“Intervening Event” shall have the meaning set forth in Section 6.5(h)(ii).

“IRS” shall mean the Internal Revenue Service.

“IT Assets” shall mean information technology or computer systems (including any Software, information technology or telecommunication hardware, (including computers, servers, databases, peripheral devices and telecommunications devices), network, interfaces, platforms or other equipment or systems) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or support, disaster recovery or online services (whether or not in electronic format) and all associated documentation, in each case, used in or necessary to the conduct of the business of the Company or any of its Subsidiaries.

“ITU” shall mean the International Telecommunication Union.

“ITU Radio Regulations” shall mean the International Telecommunication Union Radio Regulations, as amended.

“Key Terms Agreement” shall have the meaning set forth in the Recitals.

“Knowledge” shall mean, with respect to the Company or Parent, the actual knowledge of the officers and employees set forth in Section A of the Company Disclosure Letter, as applicable.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including principles of common law), rules, statutes, directives, constitutional provision, treaties, ordinances, mandates, codes, regulations, orders, judgments, rulings or decrees or other similar legally binding requirements issued, enacted, adopted, promulgated, implemented or applied by or under the authority of any Governmental Authority, including any Satellite and Communications Law.

“Leased Real Property” shall have the meaning set forth in Section 4.18(b).

“Letter Agreement” shall have the meaning set forth in the Recitals.

“Lien” shall mean liens, claims, mortgages, deeds of trust, encumbrances, pledges, security interests, rights of first offer or refusal, licenses, charges, hypothecations, options, easements, rights-of-way, encroachments or charges of any kind.

“Mailing Date” shall have the meaning set forth in Section 3.2(b)(i).

“Majority Stockholder” means Thermo Funding II, LLC.

“Malicious Code” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” (as such terms are commonly understood in the software industry) or any other software routines or hardware components designed to have any of the following functions: (i) disrupting, disabling, corrupting, destroying, erasing or otherwise harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.

“Material Telecommunications Permits” shall mean the Telecommunications Permits issued or licensed in the jurisdictions set forth in Section 4.5(d) of the Company Disclosure Letter.

“Maximum Cash Share Number” shall have the meaning set forth in Section 3.2(a)(i).

“Maximum D&O Amount” shall have the meaning set forth in Section 6.6(c).

“Merger Consideration” shall have the meaning set forth in Section 3.1(a)(ii).

“Mergers” shall have the meaning set forth in the Recitals.

“Nasdaq” shall mean The Nasdaq Global Select Market.

“NISPOM Rule” shall mean the National Industrial Security Program Operating Manual, as codified at 32 C.F.R. Part 117.

“No Election Shares” shall have the meaning set forth in Section 3.1(a)(ii)(3).

“Notice of Intervening Event” shall have the meaning set forth in Section 6.5(f).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(f).

“Open Source License” shall mean any license or other obligation that is identified as an open source license by the Open Source Initiative (www.opensource.org), which licenses shall include but are not limited to all versions of the GNU General Public License (GPL), the GNU Affero GPL, the MIT license, the Berkeley Software Distribution (BSD) license, and the Apache Licenses.

“Option Payment” shall have the meaning set forth in Section 3.5(a)(i).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order, verdict, writ, ruling, stipulation, rule, settlement, determination, decision or other order in any suit or proceeding issued or entered by or with any Governmental Authority.

“Owned IP Rights” shall mean all Intellectual Property Rights owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Owned Real Property” shall have the meaning set forth in Section 4.18(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 6.9(i).

“Parent Benefit Plans” shall have the meaning set forth in Section 6.9(c).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Common Stock” shall have the meaning set forth in Section 5.2(a).

“Parent Fundamental Representations” shall mean the first sentence of Section 5.1 (Organization and Qualification), Section 5.2(a) (Capitalization), Section 5.3 (Authority Relative to Agreement), and Section 5.9 (Brokers).

“Parent Material Adverse Effect” shall mean any Effect which, individually or in the aggregate with all other Effects, (a) has had or resulted in or would reasonably be expected to have or result in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Mergers; provided, however, that with respect to clause (a) only, no Effects to the extent arising out of or resulting from the following shall be deemed to be or constitute a Parent Material Adverse Effect or be taken into account when determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any Effects generally affecting any of the industries or markets in which Parent or its Subsidiaries operate that occur after the date of this Agreement, (ii) any changes after the date of this Agreement in any Law or GAAP (or changes in interpretations of any Law or GAAP that are effected after the date of this Agreement), (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates), including any government shutdowns, tariffs, sanctions, trade policies or similar Laws, Orders or policies, or any trade disputes, “trade wars” or similar actions, or any threats of any of the foregoing, in each case in any country or region in which the Company or its Subsidiaries operate, (iv) any acts of God, natural disasters, wildfires, weather conditions, pandemics, terrorism, armed hostilities, sabotage, war (whether or not declared), cyber-terrorism or cyber-attacks, social protest or unrest, natural or man-made disasters or other force majeure events, or any escalation or worsening of any of the foregoing and any response of Governmental Authorities to any of the foregoing, (v) the negotiation, execution or announcement of this Agreement or the pendency or consummation of transactions contemplated hereby, including by reason of the identity of the Company and changes in relationships with customers, suppliers, vendors or employees (provided that the exceptions in this clause (v) shall not apply to any representation or warranty made by Parent the express purpose of which is to address the consequences arising out of, relating to or resulting from the negotiation, execution or announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the Mergers), (vi) any changes in Parent’s market price or trading volume of the Parent Common Stock, any failure by Parent or any of its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (provided that the Effects giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect) or (vii) any stockholder claim or litigation (including any class action or derivative litigation) initiated against or otherwise involving Parent and/or any of its directors or officers arising out of or relating to this Agreement or the transactions contemplated hereby, including the Mergers, in each case arising from allegations of breach of fiduciary duty to Parent’s stockholders or from allegations of false, misleading or inadequate disclosure (it being understood and agreed that the exception in this clause (vii) shall apply to any Effect arising out of, relating to or resulting from the bringing of such allegations and not those arising out of, relating to or resulting from an actual breach or false, misleading or inadequate disclosure); provided, further, that with respect to clauses (i), (ii), (iii) and (iv) above, to the extent that such Effect has had a disproportionate adverse effect on Parent and its Subsidiaries relative to other participants that operate in the industries in which Parent and its Subsidiaries participate, the incremental disproportionate adverse effect may be deemed to be or constitute a Parent Material Adverse Effect, or taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.

“Parent Measurement Price” shall mean the volume weighted average price (VWAP), rounded to four decimal places, of Parent Common Stock as reported by Bloomberg L.P. and using the “Bloomberg Definition” calculation method on the VWAP function for the ticker “AMZN US Equity” over the twenty (20) consecutive trading day period that ends on (and includes) the second trading day immediately prior to the Closing Date.

“Parent Organizational Documents” shall mean the certificate of incorporation and bylaws of Parent.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(d).

“Parent SEC Documents” shall have the meaning set forth in Section 5.6(a).

“Parent Stock Exchange” shall mean Nasdaq, but if Nasdaq is no longer the principal U.S. trading market for Parent Common Stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Common Stock is then traded.

“Parent Subsidiary” shall mean any direct or indirect material Subsidiary of Parent.

“Parent Termination Fee” shall mean an amount equal to $592,071,000.00.

“PCLs” shall have the meaning set forth in Section 4.26(c).

“Per Share Adjustment Amount” shall mean the quotient of (a) the Adjustment Amount divided by (b) the aggregate number of shares of Company Common Stock to be converted into the right to receive Merger Consideration at the First Effective Time.

“Per Share Cash Consideration” shall mean (a) $90.00 minus (b) the Per Share Adjustment Amount.

“Per Share Value” shall mean an amount equal to the sum of (i) the product of (x) the Per Share Cash Consideration and (y) a fraction, the numerator of which is the number of shares of Company Common Stock converted into the right to receive Cash Consideration and the denominator of which is the aggregate number of shares of Company Common Stock converted into the right to receive the Merger Consideration at the First Effective Time plus (ii) the product of (x) the Exchange Ratio, (y) the Parent Measurement Price and (z) a fraction, the numerator of which is the aggregate number of Stock Election Shares and No Election Shares and the denominator of which is the aggregate number of shares of Company Common Stock to be converted into the right to receive the Merger Consideration at the First Effective Time.

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are specifically reflected on the audited financial statements of the Company for the annual period ending December 31, 2025, (iii) such Liens or other imperfections of title, if any, that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company or its Subsidiaries, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations that are not violated in any material respect by the current use of the real property subjected thereto, (v) Liens disclosed on existing title reports or existing surveys that do not and would not reasonably be expected to, individually or in the aggregate, impair in any material respect the current use, occupancy or value of the Owned Real Property or Leased Real Property subjected thereto, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business consistent with past practice that are not material to the Company and its Subsidiaries as a whole and that are not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (vii) Liens securing acquisition financing with respect to the applicable asset (excluding real property), including refinancings thereof, incurred in the ordinary course of business consistent with past practice, and (viii) non-exclusive licenses of Intellectual Property Rights.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Data” shall mean (i) any information that alone or in combination with other information identifies, describes, relates to, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual, or (ii) any other information that constitutes “personally identifiable information,” “personal data,” “personal information” or similar term under any applicable Data Protection Requirement.

“Post-Closing KTA Amendment” shall have the meaning set forth in the Recitals.

“Process,” “Processing” or “Processed” shall mean any operation or set of operations which is performed upon Personal Data, by any means, such as collection, recording, organization, storage, adaption or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“PSU Payment” shall have the meaning set forth in Section 3.5(d)(i).

“Registered IP Rights” shall mean all Owned IP Rights that are issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registration Statement” shall have the meaning set forth in Section 4.7.

“Release” shall mean any actual or threatened release, spill, emission, emptying, escaping, discharge, leaking, pumping, injection, deposit, disposal, dispersal, pouring, dumping, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials into, through or in the environment (including indoor and outdoor air, soil, land surface, surface water, groundwater or subsurface strata).

“Representatives” shall have the meaning set forth in Section 6.4(a).

“Required Governmental Authorizations” shall have the meaning set forth in Section 7.1(d).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.21.

“Restricted Stock Payment” shall have the meaning set forth in Section 3.5(b)(i).

“RSU Payment” shall have the meaning set forth in Section 3.5(c)(i).

“Sanctioned Person” shall mean a Person (i) listed in a Sanctions-related list of designated Persons, (ii) located, organized or ordinarily resident in a Sanctioned Territory, (iii) the Government of Venezuela, or (iv) owned or controlled by any Persons in (i) through (iii).

“Sanctioned Territory” shall mean a jurisdiction that is the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctions” shall mean the economic and trade sanctions administered by the United States, United Kingdom, European Union or any of its member states, or the United Nations Security Council.

“Satellite and Communications Law” shall mean any U.S. or non-U.S. statute, Law, rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or similar instrument of authority issued or promulgated by the FCC, a state public utility or public service commission, the Universal Service Administrative Company or any other U.S. or non-U.S. Governmental Authority that regulates (a) the provision of communications, telecommunications, information, broadcast or video services, (b) the use of electromagnetic spectrum or (c) the assignment of licenses to construct, launch and operate satellites, operate Earth Stations, sell or support user terminals, devices, handsets, or components, use the electromagnetic spectrum or provide communications, telecommunications, information, broadcast or video services, including the United States Communications Act of 1934, as amended, the United States Telecommunications Act of 1996, the ITU Radio Regulations, the Law governing licensing and operations in countries in which the Company or any Subsidiaries hold, are applying for, or control, Company Permits or Telecommunications Permits and every other Law applicable to interstate and international satellite operations or telecommunications, together with all Law concerning the provision of intrastate telecommunications services or concerning the interstate operation of any satellite operations or telecommunications, cable or open video system.

“SEC” shall mean the Securities and Exchange Commission.

“Second Certificate of Merger” shall have the meaning set forth in Section 2.3(b).

“Second Effective Time” shall have the meaning set forth in Section 2.3(b).

“Second Merger” shall have the meaning set forth in the Recitals.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Breach” shall mean any breach of security or other incident (including ransomware attack or phishing incident), violations or outages of, or unauthorized intrusion or access to, or uses of, the IT Assets, or any breaches, losses, thefts, misuses, disclosure, exfiltration or the rendering unavailable of, or unauthorized or unlawful Processing of, Company Data.

“Share Issuance” shall have the meaning set forth in the Recitals.

“Software” shall mean (a) computer programs, including operating systems, applications, firmware or other software code, whether in Source Code, object code or other form, (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise), (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing and (e) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.

“Source Code” shall mean Software in human-readable form.

“SRC” shall have the meaning set forth in the Recitals.

“Stock Consideration” shall have the meaning set forth in Section 3.1(a)(ii)(2).

“Stock Election” shall have the meaning set forth in Section 3.1(a)(ii)(2).

“Stock Election Shares” shall have the meaning set forth in Section 3.1(a)(ii)(2).

“Sub-Processor” shall have the meaning set forth in Section 4.15(b).

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary) owns, directly or indirectly, more than fifty (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(h)(iii).

“Support Agreement” shall have the meaning set forth in the Recitals.

“Supporting Stockholders” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Surviving Entity” shall have the meaning set forth in the Recitals.

“Tail Coverage” shall have the meaning set forth in Section 6.6(c).

“Takeover Statutes” shall have the meaning set forth in Section 4.20.

“Tax” or “Taxes” shall mean any and all federal, state, provincial, local or non-U.S. taxes imposed by any Governmental Authority (together with any and all interest, penalties and additions to tax imposed with respect to such amounts), including income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

“Tax Returns” shall mean returns, reports and information statements, including any election, declaration, disclosure, estimate, schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including, without limitation, any claim for refund or amended return.

“Team Telecom” shall mean the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913, dated April 4, 2020.

“Telecommunications Permits” shall mean (a) all permits, authorizations, licenses, franchises, approvals, certificates, Consents, exceptions, waivers, concessions, grants, clearances, permissions, qualifications, easements, exemptions, Orders, variances, registrations, notices or other obligations issued, in each case by any Telecommunications Regulatory Authority and held by the Company or its Subsidiaries, including for use of the radio spectrum, the operation of Earth Stations and the sale or support of user terminals, devices, handsets, or components by the Company or any of its Subsidiaries and (b) all leases or subleases (other than Company Leases) for the use of radio spectrum, the operation of Earth Stations and the sale or support of user terminals, devices, handsets, or components licensed by any Telecommunications Regulatory Authority that are between Company or any of its Subsidiaries, as lessee(s), and the licensees or permittees of such spectrum (other than Company or any of its Subsidiaries), as lessors, pursuant to which Company or any of its Subsidiaries has the right to use such radio spectrum, to operate such Earth Stations or to sell and support user terminals, devices, handsets, or components.

“Telecommunications Regulatory Authority” shall mean any Governmental Authority that regulates the telecommunications operations of the Company and its Subsidiaries in the jurisdictions in which it operates, including for market access, including the FCC, ANFR and ITU.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub I, Acquisition Sub II and their respective Affiliates.

“Top Customer” shall mean a top ten customer of the Company and its Subsidiaries, taken as a whole, based on revenues during each of the twelve months ended December 31, 2024 and December 31, 2025.

“Top Supplier” shall mean a top ten vendor or supplier of the Company and its Subsidiaries, taken as a whole, based on expenditures during each of the twelve months ended December 31, 2024 and December 31, 2025.

“Trade Control Laws” shall mean Laws relating to the regulation of imports, exports, re-exports, or transfers of goods, technology, software, or services, including (a) the Export Administration Regulations (EAR), 15 C.F.R. Parts 730 et seq., (b) the customs regulations set forth in Title 19 of the Code of Federal Regulations, customs Laws set out in Title 19 of the United States Code, and the Laws administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies, (c) the anti-boycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service, and (d) all similar Laws of the United Kingdom and the European Union, to the extent applicable.

“Treasury Regulations” shall mean the regulations promulgated under the Code, as may be amended from time to time.

“United States” shall have the meaning set forth in Section 9.3(c).

“Unpaid Dividends” shall have the meaning set forth in Section 3.1(a)(ii).

“U.S.” shall have the meaning set forth in Section 9.3(c).

“WARN Act” shall have the meaning set forth in Section 4.13(e).

“Warrant Amendment Agreements” shall have the meaning set forth in the Recitals.

“Warrant Notional Common Shares” means, with respect to a particular Company Warrant that is vested and unexercised, the number of shares of Company Common Stock that would be issued upon a cashless exercise of such Company Warrant immediately prior to the First Effective Time in accordance with the terms of the applicable Warrant Amendment Agreement.

“Willful Breach” shall mean any breach of any covenant or agreement set forth in this Agreement prior to the date of its termination that is a consequence of any intentional act, or intentional failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, may or would result in such breach.

“Written Consent” shall have the meaning set forth in Section 4.21.